SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                                    ---------
                                     FORM 10

                                GENERAL FORM FOR

                           REGISTRATION OF SECURITIES

    Pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934

                            AMES NATIONAL CORPORATION
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

             IOWA                                        42-1039071
---------------------------------           ------------------------------------
  (State or other jurisdiction              (I.R.S. Employer Identification No.)
of incorporation or organization)

    405 FIFTH STREET, AMES, IOWA                            50010
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(Address of principal executive offices)                  (Zip Code)

                                 (515) 232-6251
              ----------------------------------------------------
              (Registrant's telephone number, including area code)

     Securities to be registered pursuant to Section 12(b) of the Act: NONE

                     Securities to be registered pursuant to
                           Section 12(g) of the Act:

                          COMMON STOCK, $5.00 PAR VALUE
                          -----------------------------
                                (Title of Class)

                                TABLE OF CONTENTS



         ITEM 1.      BUSINESS

         ITEM 2.      FINANCIAL INFORMATION

         ITEM 3.      PROPERTIES

         ITEM 4.      SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                      OWNERS AND MANAGEMENT

         ITEM 5.      DIRECTORS AND EXECUTIVE OFFICERS

         ITEM 6.      EXECUTIVE COMPENSATION

         ITEM 7.      CERTAIN RELATIONSHIPS AND RELATED
                      TRANSACTIONS

         ITEM 8.      LEGAL PROCEEDINGS

         ITEM 9.      MARKET PRICE OF AND DIVIDENDS ON THE
                      COMPANY'S COMMON EQUITY AND RELATED
                      SHAREHOLDER MATTERS

         ITEM 10.     RECENT SALES OF UNREGISTERED SECURITIES

         ITEM 11.     DESCRIPTION OF COMPANY'S SECURITIES TO
                      BE REGISTERED

         ITEM 12.     INDEMNIFICATION OF DIRECTORS AND OFFICERS

         ITEM 13.     FINANCIAL STATEMENTS AND SUPPLEMENTARY
                      DATA

         ITEM 14.     CHANGES IN AND DISAGREEMENTS WITH
                      ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
                      DISCLOSURE

         ITEM 15.     FINANCIAL STATEMENTS AND EXHIBITS

                            AMES NATIONAL CORPORATION

                         FORM 10 REGISTRATION STATEMENT

ITEM 1.  BUSINESS

GENERAL

Ames National Corporation (the "Company") is an Iowa corporation and bank holding company registered under the Bank Holding Company Act of 1956, as amended. The Company owns 100% of the stock of four banking subsidiaries consisting of one national bank and three state-chartered banks, as described below. All of the Company's operations are conducted in the State of Iowa and primarily within the central Iowa counties of Boone and Story where the Company's banking subsidiaries are located. The Company does not engage in any material business activities apart from its ownership of its banking subsidiaries. The principal executive offices of the Company are located at 405 Fifth Street, Ames, Iowa 50010 and its telephone number is (515) 232-6251.

The Company was organized and incorporated on January 21, 1975 under the laws of the State of Iowa to serve as a holding company for its principal banking subsidiary, First National Bank, Ames, Iowa ("First National") located in Ames, Iowa. In 1983, the Company acquired the stock of the State Bank & Trust Co. ("State Bank") located in Nevada, Iowa; in 1991, the Company, through a newly-chartered state bank known as Boone Bank and Trust Co. ("Boone Bank"), acquired certain assets and assumed certain liabilities of the former Boone State Bank & Trust Company located in Boone, Iowa; and in 1995, the Company acquired the stock of the Randall-Story State Bank ("Randall-Story Bank") located in Story City, Iowa. First National, State Bank, Boone Bank and Randall-Story Bank are each operated as a wholly owned subsidiary of the Company. These four financial institutions are referred to in this Registration Statement collectively as the "Banks" and individually as a "Bank".

The principal sources of Company revenue are: (i) interest and fees earned on loans made by the Banks; (ii) service charges on deposit accounts maintained at the Banks; (iii) interest on fixed income investments held by the Banks; (iv) fees on trust services provided by those Banks exercising trust powers; and (v) securities gains and dividends on equity investments held by the Company and the Banks.

The Banks' lending activities consist primarily of short-term and medium-term commercial and real estate loans, agricultural and business operating loans and lines of credit, equipment loans, vehicle loans, personal loans and lines of credit, home improvement loans and secondary mortgage loan origination. The Banks also offer a variety of demand, savings and time deposits, cash management services, credit cards, merchant credit card processing, safe deposit boxes, wire transfers, direct deposit of payroll and social security checks and automated teller machine access. Three of the four Banks also offer trust services.

The Company provides various services to the Banks which include, but are not limited to, management assistance, auditing services, human resources services and administration, compliance management, marketing assistance and coordination, loan review and assistance with respect to computer systems and procedures.

BANKING SUBSIDIARIES

First National Bank, Ames, Iowa. First National is a nationally chartered, commercial bank insured by the Federal Deposit Insurance Corporation ("FDIC"). It was organized in 1903 and became a wholly owned subsidiary of the Company in 1975 through a bank holding company reorganization whereby the then shareholders of First National exchanged all of their First National stock for stock in the Company. First National provides full-service banking to businesses and residents within the Ames community and surrounding area. It provides a variety of products and services designed to meet the needs of the market it serves. It has an experienced staff of bank officers who have spent the majority of their banking careers with First National and who emphasize long-term customer relationships. First National conducts business out of three full-service offices and one super market location, all located in the city of Ames.

As of December 31, 2000, First National had capital of $31,640,243 and 90 full-time equivalent employees. First National had net income of $4,800,000 in 2000, $5,659,000 in 1999 and $4,964,000 in 1998. Total assets as of December 31,
2000,  1999  and  1998  were   $341,864,000,   $343,461,000  and   $329,651,000,
respectively.

State Bank & Trust Co., Nevada, Iowa. State Bank is an Iowa, state-chartered, FDIC insured commercial bank. State Bank was acquired by the Company in 1983 through a stock transaction whereby the then shareholders of State Bank exchanged all their State Bank stock for stock in the Company. State Bank was organized in 1939 and provides full-serve banking to businesses and residents within the Nevada area from its main Nevada location and two offices; one in McCallsburg, Iowa and the other in Colo, Iowa. It is strong in agriculture lending, with commercial and residential real estate becoming equally prominent in the last ten years. State Bank also provides a broad line of property, casualty, personal and business insurance products to customers through a wholly-owned subsidiary, State Bank & Trust Insurance Services, L.C.

As of December 31, 2000, State Bank had capital of $9,326,000 and 26 full-time equivalent employees. It had net income of $1,134,000 in 2000, $1,284,000 in 1999 and $1,303,000 in 1998. Total assets as of December 31, 2000, 1999 and 1998 were $97,285,000, $92,436,000 and $84,470,000, respectively.

Boone Bank and Trust Co., Boone, Iowa. Boone Bank is an Iowa, state-chartered, FDIC insured commercial bank. Boone Bank was organized in 1992 by the Company under a new state charter in connection with a purchase and assumption transaction whereby Boone Bank purchased certain assets and assumed certain liabilities of the former Boone State Bank & Trust Company in exchange for a cash payment. It provides full service banking to businesses and residents within the Boone community and surrounding area. It is actively engaged in agricultural, consumer and commercial lending, including real estate, operating and equipment loans. It conducts business from its main office and a full service office, both located in Boone.

As of December 31, 2000, Boone Bank had capital of $9,278,000 and 29 full-time equivalent employees. It had net income of $1,178,000 in 2000, $1,306,000 in 1999 and $1,361,000 in 1998. Total assets as of December 31, 2000, 1999 and 1998 were $99,867,000, $99,294,000 and $95,893,000, respectively.

Randall-Story State Bank, Story City, Iowa. Randall-Story Bank is an Iowa, state-chartered, FDIC insured commercial bank. Randall-Story Bank was acquired by the Company in 1995 through a stock transaction whereby the then shareholders of Randall-Story Bank exchanged all their Randall-Story Bank stock for stock in the Company. Randall-Story Bank was organized in 1928 and provides full-service banking to Story City and the surrounding area from its main location in Story City and a full service office in Randall, Iowa. While its primary emphasis is in agricultural lending, Randall-Story Bank also provides the traditional lending services typically offered by community banks. It also owns a small insurance agency which operates out of the Randall office.

As of December 31, 2000, Randall-Story Bank had capital of $6,703,000 and 17 full-time equivalent employees. It had net income of $743,400 in 2000, $610,500 in 1999 and $699,000 in 1998. Total assets as of December 31, 2000, 1999 and 1998 were $60,312,000, $55,024,000 and $54,266,000, respectively.

BUSINESS STRATEGY AND OPERATIONS

As a locally owned, multi-bank holding company, the Company emphasizes strong personal relationships to provide products and services that meet the needs of the Banks' customers. The Company seeks to achieve growth and maintain a strong return on equity. To accomplish these goals, the Banks focus on small to medium size businesses that traditionally wish to develop an exclusive relationship with a single bank. The Banks, individually and collectively, have the size to give the personal attention required by business owners, in addition to the credit expertise to help businesses meet their goals.

The Banks offer a full range of deposit services that are typically available in most financial institutions, including checking accounts, savings accounts and other time deposits of various types, ranging from money market accounts to longer term certificates of deposit. One major goal in developing the Banks' product mix is to keep the product offerings as simple as possible, both in terms of the number of products and the features and benefits of the individual services. The transaction accounts and time certificates are tailored to each Bank's principal market area at rates competitive in that Bank's market. In addition, retirement accounts such as IRAs (Individual Retirement Accounts) are available. The FDIC insures all deposit accounts up to the maximum amount. The Banks solicit these accounts from small-to-medium sized businesses in their respective primary trade areas, and from individuals who live and/or work within these areas. No material portion of the Banks' deposits has been obtained from a single person or from a few persons. Therefore, the Company does not believe that the loss of the deposits of any person or of a few persons would have an adverse effect on the Banks' operations or erode their deposit base.

Loans are provided to creditworthy borrowers regardless of their race, color, national origin, religion, sex, age, marital status, disability, receipt of public assistance or any other basis prohibited by law. The Banks intend to fulfill this commitment while maintaining prudent credit standards. In the course of fulfilling this obligation to meet the credit needs of the communities which they serve, the Banks give consideration to each credit application regardless of the fact that the applicant may reside in a low to moderate income neighborhood, and without regard to the geographic location of the residence, property or business within their market areas.

The Banks provide innovative, quality financial products, such as Internet banking and trust services that meet the banking needs of their customers and communities. The loan programs and acceptance of certain loans may vary from time-to-time depending on the funds available and regulations governing the banking industry. The Banks offer all basic types of credit to their local communities and surrounding rural areas, including commercial, agricultural and consumer loans. The types of loans within these categories are as follows:

Commercial Loans. Commercial loans are typically made to sole proprietors, partnerships, corporations and other business entities such as municipalities and individuals where the loan is to be used primarily for business purposes. These loans are typically secured by assets owned by the borrower and often times involve personal guarantees given by the owners of the business. The types of loans the Banks offer include:

     -  financing guaranteed under Small Business Administration programs
     -  operating and working capital loans
     -  loans to finance equipment and other capital purchases
     -  commercial real estate loans
     -  business lines of credit
     -  term loans
     -  loans to professionals
     -  letters of credit

Agricultural Loans. The Banks by nature of their location in central Iowa are directly and indirectly involved in agriculture and agri-business lending. This includes short-term seasonal lending associated with cyclical crop and livestock production, intermediate term lending for machinery, equipment and breeding stock acquisition and long-term real estate lending. These loans are typically secured by the crops, livestock, equipment or real estate being financed. The basic tenet of the Banks' agricultural lending philosophy is a blending of strong, positive cash flow supported by an adequate collateral position, along with a demonstrated capacity to withstand short-term negative impact if necessary. Applicable governmental subsidies and affiliated programs are utilized if warranted to accomplish these parameters. Approximately 14 percent of the Banks' loans have been made for agricultural purposes. The Banks have not experienced a material adverse effect on their business as a result of defaults on agricultural loans and do not anticipate at the present time experiencing any such effect in the future.

Consumer Loans. Consumer loans are typically available to finance home improvements and consumer purchases, such as automobiles, household furnishings, boats and education. These loans are made on both a secured and an unsecured basis. The following types of consumer loans are available:

     -  automobiles and trucks
     -  boats and recreational vehicles
     -  personal loans and lines of credit
     -  home equity lines of credit
     -  home improvement and rehabilitation loans
     -  credit card services
     -  consumer real estate loans

Other types of credit programs, such as loans to nonprofit organizations, to public entities, for community development and to other governmental offered programs also are available.

First National, Boone Bank and State Bank offer trust services typically found in a commercial bank with trust powers, including the administration of estates, conservatorships, personal and corporate trusts and agency accounts. The Banks also provide farm management, investment and custodial services for individuals, businesses and non-profit organizations.

The Banks earn fees from the origination of residential mortgages that are sold in the secondary real estate market without retaining the mortgage servicing rights.

The Banks offer traditional banking services, such as safe deposit boxes, wire transfers, direct deposit of payroll and social security checks, automated teller machine access and automatic drafts (ACH) for various accounts. State Bank offers individual, professional and business insurance services through a subsidiary established for that purpose.

EMPLOYEES

At December 31, 2000, the Banks had a total of 162 full-time equivalent employees and the Company had seven full-time employees. The Company and Banks provide their employees with a comprehensive program of benefits, including comprehensive medical and dental plans, long-term and short-term disability coverage, a 401(k) profit sharing plan, a money purchase plan and an employee stock purchase plan. Management considers its relations with employees to be satisfactory. Unions represent none of the employees.

MARKET AREA

The Company operates four commercial banks with locations in Story and Boone Counties in central Iowa.

First National is located in Ames, Iowa with a population of 50,731.The major employers are Iowa State University, Ames Laboratories, Iowa Department of Transportation, Mary Greeley Medical Center, National Veterinary Services Laboratory, Ames Community Schools, City of Ames, Barilla, Sauer-Danfoss and McFarland Clinic. First National's primary business includes providing retail banking services and business and consumer lending. First National has a minimum exposure to agricultural lending.

Boone Bank is located in Boone, Iowa with a population of 12,800. Boone is the county seat of Boone County. The major employers are Fareway Stores, Inc., Patterson Dental Supply Co., Union Pacific Railroad, Archway Cookies and Communication Data Services. Boone Bank provides lending services to the agriculture, commercial and real estate markets.

State Bank is located in Nevada, Iowa with a population of 6,658. Nevada is the county seat of Story County. The major employers are Print Graphics, General Financial Supply, Central Iowa Printing, Burke Corporation and Almaco. State Bank provides various types of loans with a major agricultural presence. It provides a wide variety of banking services and products including insurance services to its customers.

Randall-Story Bank is located in Story City, Iowa with a population of 3,228. The major employers are Pella Corporation, Bethany Manor, American Packaging, Precision Machine and Record Printing. Located in a major agricultural area, it has a strong presence in this type of lending. As a full service commercial bank it provides a full line of products and services including insurance services.

COMPETITION

The geographic market area served by the Banks is highly competitive with respect to both loans and deposits. The Banks compete principally with other commercial banks, savings and loan associations, credit unions, mortgage companies, finance divisions of auto and farm equipment companies, agricultural suppliers and other financial service providers. Some of these competitors are local, while others are statewide or nationwide. The major commercial bank competitors include several regional banks, F & M Bank and Firstar Bank, and nationwide banks, U.S. Bank National Association and Wells Fargo Bank, that have a branch office or offices within the Banks' primary trade areas. Among the advantages such larger banks have are their ability to finance extensive advertising campaigns and to allocate their investment assets to geographic regions of higher yield and demand. Such banks offer certain services, which are not offered directly by the Banks, but that may be offered through correspondent banking institutions. These larger banking organizations have much higher legal lending limits than the Banks and thus are better able to finance large regional, national and global commercial customers.

In order to compete with the other financial institutions in their primary trade areas, the Banks use, to the fullest extent possible, the flexibility which is accorded by independent status. This includes an emphasis on specialized services, local promotional activity and personal contacts by the Banks' officers, directors and employees. In particular, the Banks compete for deposits principally by offering depositors a wide variety of deposit programs, convenient office locations, hours and other services. The Banks compete for loans primarily by offering competitive interest rates, experienced lending personnel and quality products and services.

As of December 31, 2000, there were approximately 21 other banks or savings and loan associations having approximately 37 offices or branch offices within Boone and Story County, Iowa where the Banks' offices are located. First National, State Bank and Randall-Story Bank together have the largest percentage of deposits in Story County. Boone Bank has the second highest percentage of deposits in Boone County.

The Banks also compete with the financial markets for funds. Yields on corporate and government debt securities and commercial paper affect the ability of commercial banks to attract and hold deposits. Commercial banks also compete for funds with money market instruments and similar investment vehicles offered by competitors including brokerage firms, insurance companies, credit card issuers and retailers such as Sears. Money market funds offered by these types of organizations have provided substantial competition for deposits. This trend will likely continue in the future.

The Company anticipates bank competition will continue to change materially over the next several years as more banks, including the major regionals and nationals, continue to consolidate. The larger financial institutions will continue to consolidate their branch systems by providing incentives to their customers to use electronic banking instead of brick and mortar branches. Credit unions, because of their income tax benefits, will continue to show substantial growth.

SUPERVISION AND REGULATION

The following discussion generally refers to certain statutes and regulations affecting the banking industry. These references provide brief summaries and therefore do not purport to be complete and are qualified in their entirety by reference to those the statutes and regulations. In addition, due to the numerous statutes and regulations that apply to and regulate the operation of the banking industry, many are not referenced below.

The Company and the Banks are subject to extensive federal and state regulation and supervision. Regulation and supervision of financial institutions is primarily intended to protect depositors and the FDIC rather than shareholders of the Company. The laws and regulations affecting banks and bank holding companies have changed significantly over recent years, particularly with the passage of the Financial Services Modernization Act. There is reason to expect that similar changes will continue in the future. Any change in applicable laws, regulations or regulatory policies may have a material effect on the business, operations and prospects of the Company. The Company is unable to predict the nature or the extent of the effects on its business and earnings that any fiscal or monetary policies or new federal or state legislation may have in the future.

The Company

The Company is a bank holding company by virtue of its ownership of the Banks, and is registered as such with the Board of Governors of the Federal Reserve System (the "Federal Reserve"). The Company is subject to regulation under the Bank Holding Company Act of 1956, as amended (the "BHCA"), which subjects the Company and the Banks to supervision and examination by the Federal Reserve. Under the BHCA, the Company files with the Federal Reserve annual reports of its operations and such additional information as the Federal Reserve may require.

Source of Strength to the Banks. The Federal Reserve takes the position that a bank holding company is required to serve as a source of financial and managerial strength to its subsidiary banks and may not conduct its operations in an unsafe or unsound manner. In addition, it is the Federal Reserve's position that in serving as a source of strength to its subsidiary banks, bank holding companies should use available resources to provide adequate capital funds to its subsidiary banks during periods of financial stress or adversity. It should also maintain the financial flexibility and capital raising capacity to obtain additional resources for providing assistance to its subsidiary banks. A bank holding company's failure to meet its obligations to serve as a source of strength to its subsidiary banks will generally be considered by the Federal Reserve to be an unsafe and unsound banking practice or a violation of the Federal Reserve's regulations or both.

Federal Reserve Approval. Bank holding companies must obtain the approval of the Federal Reserve before they: (i) acquire direct or indirect ownership or control of any voting stock of any bank if, after such acquisition, they would own or control, directly or indirectly, more than 5% of the voting stock of such bank;
(ii) merge or consolidate with another bank holding company; or (iii) acquire substantially all of the assets of any additional banks.

Non-Banking Activities. With certain exceptions, the BHCA also prohibits bank holding companies from acquiring direct or indirect ownership or control of voting stock in any company other than a bank or a bank holding company unless the Federal Reserve finds the company's business to be incidental to the business of banking. When making this determination, the Federal Reserve in part considers whether allowing a bank holding company to engage in those activities would offer advantages to the public that would outweigh possible adverse effects. A bank holding company may engage in permissible non-banking activities on a de novo basis, if the holding company meets certain criteria and notifies the Federal Reserve within ten (10) business days after the activity has commenced.

Under the Financial Services Modernization Act, eligible bank holding companies may elect (with the approval of the Federal Reserve) to become a "financial holding company." Financial holding companies are permitted to engage in certain financial activities through affiliates which had previously been prohibited activities for bank holding companies. Such financial activities include securities and insurance underwriting and merchant banking. At this time, the Company has not elected to become a financial holding company, but may choose to do so at some time in the future.

Control Transactions. The Change in Bank Control Act of 1978, as amended, requires a person or group of persons acquiring "control" of a bank holding company to provide the Federal Reserve with at least 60 days prior written notice of the proposed acquisition. Following receipt of this notice, the Federal Reserve has 60 days to issue a notice disapproving the proposed acquisition, but the Federal Reserve may extend this time period for up to another 30 days. An acquisition may be completed before the disapproval period expires if the Federal Reserve issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the Federal Reserve, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, would constitute the acquisition of control. In addition, any "company" would be required to obtain the approval of the Federal Reserve under the BHCA before acquiring 25% (or 5% if the "company" is a bank holding company) or more of the outstanding shares of the Company, or otherwise obtain control over the Company.

Affiliate Transactions. The Company and the Banks are deemed affiliates within the meaning of the Federal Reserve Act, and transactions between affiliates are subject to certain restrictions. Generally, the Federal Reserve Act: (i) limits the extent to which the financial institution or its subsidiaries may engage in "covered transactions" with an affiliate; and (ii) requires all transactions with an affiliate, whether or not "covered transactions," to be on terms substantially the same, or at least as favorable to the institution or subsidiary, as those provided to a non-affiliate. The term "covered transaction" includes the making of loans, purchase of assets, issuance of a guarantee and similar transactions.

State Law on Acquisitions. Iowa law permits bank holding companies to make acquisitions throughout the state. However, Iowa currently has a deposit concentration limit of 15% on the amount of deposits in the state that any one banking organization can control and continue to acquire banks or bank deposits (by acquisitions), which applies to all depository institutions doing business in Iowa.

Banking Subsidiaries

Applicable federal and state statutes and regulations governing a bank's operations relate, among other matters, to capital adequacy requirements, required reserves against deposits, investments, loans, legal lending limits, certain interest rates payable, mergers and consolidations, borrowings, issuance of securities, payment of dividends, establishment of branches and dealings with affiliated persons.

First National is a national bank subject to primary federal regulation and supervision by the Office of the Comptroller by the Currency (the "OCC"). The FDIC, as an insurer of the deposits of First National, also has some limited regulatory authority over First National. State Bank, Boone Bank and Randall-Story Bank are state banks subject to regulation and supervision by the Iowa Division of Banking. The three state Banks are also subject to regulation and examination by the FDIC, which insures their respective deposits to the maximum extent permitted by law. The federal laws that apply to the Banks regulate, among other things, the scope of their business, their investments, their reserves against deposits, the timing of the availability of deposited funds and the nature and amount of and collateral for loans. The laws and regulations governing the Banks generally have been promulgated to protect depositors and the deposit insurance fund of the FDIC and not to protect stockholders of such institutions or their holding companies.

The OCC and FDIC each has authority to prohibit banks under their supervision from engaging in what it considers to be an unsafe and unsound practice in conducting their business. The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") requires federal banking regulators to adopt regulations or guidelines in a number of areas to ensure bank safety and soundness, including internal controls, credit underwriting, asset growth, management compensation, ratios of classified assets to capital and earnings. FDICIA also contains provisions which are intended to change independent auditing requirements, restrict the activities of state-chartered insured banks, amend various consumer banking laws, limit the ability of "undercapitalized banks" to borrow from the Federal Reserve's discount window, require regulators to perform periodic on-site bank examinations and set standards for real estate lending.

Borrowing Limitations. Each of the Banks is subject to limitations on the aggregate amount of loans that it can make to any one borrower, including related entities. Subject to numerous exceptions based on the type of loans and collateral, applicable statutes and regulations generally limit loans to one borrower of 15% of total equity and reserves. Each of the Banks is in compliance with applicable loans to one borrower requirements.

FDIC Insurance. Generally, customer deposit accounts in banks are insured by the FDIC for up to a maximum amount of $100,000. The FDIC has adopted a risk-based insurance assessment system under which depository institutions contribute funds to the FDIC insurance fund based on their risk classification. The FDIC may terminate the deposit insurance of any insured depository institution if it determines after an administrative hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law.

Capital Adequacy Requirements. The Federal Reserve, the FDIC and the OCC (collectively, the "Agencies") have adopted risk-based capital guidelines for banks and bank holding companies that are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies and account for off-balance sheet items. Failure to achieve and maintain adequate capital levels may give rise to supervisory action through the issuance of a capital directive to ensure the maintenance of required capital levels. Each of the Banks is in compliance with applicable capital level requirements.

The current guidelines require all federally regulated banks to maintain a minimum risk-based total capital ratio equal to 8%, of which at least 4% must be Tier 1 capital. Tier 1 capital includes common shareholders' equity, qualifying perpetual preferred stock and minority interests in equity accounts of consolidated subsidiaries, but excludes goodwill and most other intangibles and the allowance for loan and lease losses. Tier 2 capital includes the excess of any preferred stock not included in Tier 1 capital, mandatory convertible securities, hybrid capital instruments, subordinated debt and intermediate term preferred stock, 20% of unrealized gain of equity securities and general reserve for loan and lease losses up to 1.25% of risk weighted assets. None of the Banks has received any notice indicating that it will be subject to higher capital requirements.

Under these guidelines, banks' assets are given risk weights of 0%, 20%, 50% or 100%. Most loans are assigned to the 100% risk category, except for first mortgage loans fully secured by residential property and, under certain circumstances, residential construction loans (both carry a 50% rating). Most investment securities are assigned to the 20% category, except for municipal or state revenue bonds (which have a 50% rating) and direct obligations of or obligations guaranteed by the United States Treasury or United States Government Agencies (which have a 0% rating).

The Agencies have also implemented a leverage ratio, which is equal to Tier 1 capital as a percentage of average total assets less intangibles, to be used as a supplement to the risk based guidelines. The principal objective of the leverage ratio is to limit the maximum degree to which a bank may leverage its equity capital base. The minimum required leverage ratio for top rated institutions is 3%, but most institutions are required to maintain an additional cushion of at least 100 to 200 basis points. Any institution operating at or near the 3% level is expected to be a strong banking organization without any supervisory, financial or operational weaknesses or deficiencies. Any institutions experiencing or anticipating significant growth would be expected to maintain capital ratios, including tangible capital positions, well above the minimum levels.

Prompt Corrective Action. Regulations adopted by the Agencies impose even more stringent capital requirements. The FDIC and other Agencies must take certain "prompt corrective action" when a bank fails to meet capital requirements. The regulations establish and define five capital levels: (i) "well-capitalized,"
(ii) "adequately capitalized," (iii) "undercapitalized," (iv) "significantly undercapitalized" and (v) "critically undercapitalized." Increasingly severe restrictions are imposed on the payment of dividends and management fees, asset growth and other aspects of the operations of institutions that fall below the category of being "adequately capitalized". Undercapitalized institutions are required to develop and implement capital plans acceptable to the appropriate federal regulatory agency. Such plans must require that any company that controls the undercapitalized institution must provide certain guarantees that the institution will comply with the plan until it is adequately capitalized. As of the date of this Registration Statement, neither the Company nor any of the Banks were subject to any regulatory order, agreement or directive to meet and maintain a specific capital level for any capital measure.

Restrictions on Dividends. Dividends paid to the Company by the Banks is the major source of Company cash flow. Various federal and state statutory provisions limit the amount of dividends banking subsidiaries are permitted to pay to their holding companies without regulatory approval. Federal Reserve policy further limits the circumstances under which bank holding companies may declare dividends. For example, a bank holding company should not continue its existing rate of cash dividends on its common stock unless its net income is sufficient to fully fund each dividend and its prospective rate of earnings retention appears consistent with its capital needs, asset quality and overall financial condition. In addition, the Federal Reserve and the FDIC have issued policy statements which provide that insured banks and bank holding companies should generally pay dividends only out of current operating earnings.

Under Iowa law, a state bank may declare and pay a cash dividend only out of its undivided profits. The Superintendent of the Iowa Division of Banking may also restrict the payment of dividends by order.

Reserves Against Deposits. The Federal Reserve requires all depository institutions to maintain reserves against their transaction accounts (primarily checking accounts) and non-personal time deposits. Generally, reserves of 3% must be maintained against total transaction accounts of $42,800,000 or less (subject to an exemption not in excess of the first $5,500,000 of transaction accounts). A reserve of $1,119,000 plus 10% of amounts in excess of $42,800,000 must be maintained in the event total transaction accounts exceed $42,800,000. The balances maintained to meet the reserve requirements imposed by the Federal Reserve may be used to satisfy applicable liquidity requirements. Because required reserves must be maintained in the form of vault cash or a non-interest bearing account at a Federal Reserve Bank, the effect of this reserve requirement is to reduce the earning assets of the Banks.

Bank Offices. Iowa law regulates the establishment of bank offices and thus may affect the Company's future plans to establish additional offices of its Banks. Pursuant to amendments to Iowa law effective February 21, 2001, current Iowa law permits a state bank to establish up to three (3) offices anywhere in the state. Until July 1, 2004, and in addition to the three offices which may be established anywhere in the state, a bank may only establish a bank office inside the boundaries of the county in which the principal place of business of the state bank is located and those counties contiguous to or cornering upon such county. The number of offices a state bank may establish in a particular municipality or urban complex may also be limited depending upon the population. Effective July 1, 2004, the geographical restrictions on bank office locations will be repealed. Finally, until July 1, 2004, Iowa law restricts the ability of a bank to establish a de novo office within the limits of a municipal corporation where there is an already established state or national bank or bank office.

Regulatory Developments

In 1999, the Financial Services Modernization Act was enacted which: (i) repealed historical restrictions on preventing banks from affiliating with securities firms; (ii) broadens the activities that may be conducted by national banks and banking subsidiaries of holding companies; and (iii) provides an enhanced framework for protecting the privacy of consumers' information. In addition, bank holding companies may be owned, controlled or acquired by any company engaged in financially related activities, as long as such company meets regulatory requirements. To the extent that this legislation permits banks to affiliate with financial services companies, the banking industry may experience further consolidation, although the impact of this legislation on the Company and the Banks is unclear at this time.

Regulatory Enforcement Authority

The enforcement powers available to federal and state banking regulators are substantial and include, among other things, the ability to assess civil monetary penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions against banking organizations and institution-affiliated parties, as defined. In general, enforcement actions must be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions, or inactions, may provide the basis for enforcement action, including misleading or untimely reports filed with regulatory authorities. Applicable law also requires public disclosure of final enforcement actions by the federal banking agencies.

National Monetary Policies

In addition to being affected by general economic conditions, the earnings and growth of the Banks are affected by the regulatory authorities' policies, including the Federal Reserve. An important function of the Federal Reserve is to regulate the money supply, credit conditions and interest rates. Among the instruments used to implement these objectives are open market operations in U.S. Government securities, changes in reserve requirements against bank deposits and the Federal Reserve Discount Rate, which is the rate charged member banks to borrow from the Federal Reserve Bank. These instruments are used in varying combinations to influence overall growth and distribution of credit, bank loans, investments and deposits, and their use may also affect interest rates charged on loans or paid on deposits.

The monetary policies of the Federal Reserve have had a material impact on the operating results of commercial banks in the past and are expected to do so in the future. Also important in terms of effect on banks are controls on interest rates paid by banks on deposits and types of deposits that may be offered by banks. The Depository Institutions Deregulation Committee, created by Congress in 1980, phased out ceilings on the rate of interest that may be paid on deposits by commercial banks and savings and loan associations, with the result that the differentials between the maximum rates banks and savings and loans can pay on deposit accounts have been eliminated. The effect of deregulation of deposit interest rates has been to increase banks' cost of funds and to make banks more sensitive to fluctuation in market rates.

ITEM 2. FINANCIAL INFORMATION

SELECTED FINANCIAL DATA

The following financial data of the Company is derived from the Company's historical audited financial statements and related footnotes. The information set forth below should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operation" and the consolidated financial statements and related notes contained elsewhere in this Registration Statement.

                                                                Year Ended December 31
                                                     (Dollars in Thousands, Except Per Share Amounts)
                                            ------------------------------------------------------------------
                                                2000          1999          1998         1997          1996
                                            ------------------------------------------------------------------
STATEMENT OF INCOME DATA
Interest Income .........................   $   44,018    $   40,361    $   39,439    $   37,073    $   34,615
Interest expense ........................       24,261        19,981        19,668        18,830        16,823
                                            ------------------------------------------------------------------
Net interest income .....................       19,757        20,380        19,771        18,243        17,792
Provision for loan losses ...............          460           166           437           279           106
                                            ------------------------------------------------------------------
Net interest income after provision for
  loan losses ...........................       19,297        20,214        19,334        17,964        17,686
Noninterest income ......................        4,130         5,750         4,835         4,192         2,582
Noninterest expense .....................       10,712        11,208        10,264         9,447         8,485
                                            ------------------------------------------------------------------
Income before provision for income tax ..       12,715        14,756        13,905        12,709        11,783
Provision for income tax ................        3,596         4,429         4,279         3,966         3,713
                                            ------------------------------------------------------------------
Net Income ..............................   $    9,119    $   10,327    $    9,626    $    8,743    $    8,070
                                            ==================================================================

DIVIDENDS AND EARNINGS PER SHARE DATA
Cash Dividends ..........................   $    4,932    $    4,664    $    4,355    $    3,971    $    3,452
Cash Dividends per share ................   $     1.56    $     1.47    $     1.34    $     1.21    $     1.10
Basic and diluted earnings per share ....   $     2.92    $     3.31    $     3.07    $     2.78    $     2.57
Weighted average shares outstanding .....    3,120,375     3,118,427     3,138,979     3,143,656     3,136,436

BALANCE SHEET DATA
Total Assets ............................   $  619,385    $  605,881    $  579,956    $  542,460    $  505,027
Net loans ...............................      344,015       309,652       287,713       266,305       225,396
Deposits ................................      493,429       484,620       482,513       442,353       423,004
Stockholders' equity ....................       86,177        76,073        79,109        74,045        66,422

Equity to assets ratio ..................       13.91%        12.56%        13.64%        13.65%        13.15%

                                                                          Year Ended December 31
                                                             (dollars in thousands, except per share amounts)
                                                  -----------------------------------------------------------------------
                                                      2000          1999           1998           1997           1996
                                                  -----------------------------------------------------------------------
FIVE YEAR FINANCIAL PERFORMANCE
Net Income ....................................   $     9,119    $    10,327    $     9,626    $     8,743    $     8,070
Average Assets ................................       626,560        594,441        560,524        518,631        488,568
Average Stockholders' Equity ..................        80,081         80,074         77,445         70,451         64,098

Return on Assets (net income divided by average
  assets) .....................................         1.46%          1.74%          1.72%          1.69%          1.65%
Return on Equity  (net income divided by
  average equity) .............................        11.39%         12.90%         12.43%         12.41%         12.59%
Efficiency Ratio (noninterest expense
  divided by noninterest income plus net
  interest income) ............................        44.84%         42.89%         41.71%         42.11%         41.65%
Dividend payout ratio (dividends per share
  divided by net income per share) ............        53.42%         44.41%         43.65%         43.53%         42.80%
Equity to assets ratio (Average equity divided
  by average assets) ..........................        12.78%         13.47%         13.82%         13.58%         13.12%

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion is provided for the consolidated operations of the Company, which includes its wholly owned banking subsidiaries, First National, State Bank, Boone Bank and Randall-Story Bank. The purpose of this discussion is to focus on significant factors affecting the Company's financial condition and results of operations.

FORWARD-LOOKING STATEMENTS

This Registration Statement contains forward-looking statements about the Company, its business and its prospects. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include use of the words "believe", "expect", "anticipate", "intend", "plan", "estimate" or words of similar meaning, or future or conditional verbs such as "will", "would", "should", "could" or "may". Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the Company's control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Such risks and uncertainties with respect to the Company include those related to the economic environment, particularly in the areas in which the Company and the Banks operate, competitive products and pricing, fiscal and monetary policies of the U.S. government, changes in governmental regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, credit risk management and asset/liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

GENERAL

The Company earned net income of $9,119,000 in 2000, compared to net income of $10,327,000 in 1999 and net income of $9,626,000 in 1998. Income declined in 2000 in comparison to 1999 primarily as a result in 1999 of larger level of securities gains ($716,000 in 2000 versus $1,266,000 in 1999) and a charged-off bond recovery of $846,000 in 1999 which did not recur in 2000. The bond recovery, in addition to higher interest income and lower provision expense contributed to stronger earnings in 1999 compared to 1998. The Company's net income is derived principally from the operating results of the Banks. All four Banks are well-established financial institutions that have a record of profitable operations.

FINANCIAL CONDITION

For the year 2000, net loans increased $34,363,000, and $26,323,000 of the increase was in real estate mortgage loans. A strong local economy, moderate interest rates and several new business opportunities contributed to the loan growth. In 1999, net loans increased $21,939,000, primarily in real estate mortgage loans, as loan growth was moderate as rates continued to be attractive. Total assets increased 2.29% in 2000, compared to an increase of 4.47% in 1999. The growth in assets in 2000 and 1999 was primarily attributable to the loan growth in the real estate portfolio. In 2000, the rates paid on deposits were higher than in 1999 as a result of increases in market interest rates and the competitive local market. Deposits increased 1.82% in 2000 compared to an increase of .44% in 1999. The Banks continue to compete for deposits in market areas where the total deposit growth continues to be weak as a result of significant bank and non-bank competition. Other borrowings, including Federal Home Loan Bank Advances, federal funds purchased, and securities sold under agreement to repurchase, totaled $35,700,000 in 2000 compared to $40,285,000 in 1999. Other borrowings declined in 2000 as the result of the maturity and sale of securities. Other borrowings for year end 1999 were $29,756,000 higher than year-end 1998 as other borrowings were used to fund loan growth.

DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDERS' EQUITY; INTEREST RATES; AND INTEREST DIFFERENTIAL

Average Balances and an Analysis of Average Rates Earned and Paid.

The following tables show average balances and interest income or interest expense, with the resulting average yield or rate by category of average earning asset or interest bearing liability.

                                                       INTEREST RATES AND INTEREST DIFFERENTIAL
                                                                  (dollars in thousands)
                                 ---------------------------------------------------------------------------------------
                                             2000                          1999                         1998
                                 ----------------------------   --------------------------   ---------------------------
                                 Average    Revenue/   Yield/   Average   Revenue/  Yield/   Average   Revenue/   Yield/
                                 Balance    Expense     Rate    Balance   Expense    Rate    Balance   Expense     Rate
                                 ---------------------------------------------------------------------------------------
ASSETS Interest-earning assets
Loans
Commercial ...................   $ 52,764   $  4,378    8.30%   $ 44,536  $  4,072   9.14%   $ 49,699  $  4,467    8.99%
Agricultural .................     26,328      2,465    9.36%     24,242     2,365   9.76%     23,865     2,178    9.13%
Real estate ..................    232,823     18,963    8.14%    206,830    16,091   7.78%    183,164    15,464    8.44%
Installment and other ........     27,200      2,500    9.19%     23,456     1,858   7.92%     22,326     1,838    8.23%
                                 ---------------------------------------------------------------------------------------
Total loans (including
  fees) ......................   $339,115   $ 28,306    8.35%   $299,064  $ 24,386   8.15%   $279,054  $ 23,947    8.58%

Investment securities

Taxable ......................   $179,858   $ 11,644    6.47%   $186,504  $ 12,187   6.53%   $177,609  $ 11,782    6.63%
Tax-exempt ...................     72,521      5,442    7.50%     67,998     5,088   7.48%     53,811     4,230    7.86%
                                 ---------------------------------------------------------------------------------------
Total investment
  securities .................   $252,379   $ 17,086    6.77%   $254,502  $ 17,275   6.79%   $231,420  $ 16,012    6.92%

Interest bearing deposits
  with banks .................   $  1,718   $     99    5.76%   $  2,416  $    137   5.67%   $  1,846  $    108    5.85%
Federal funds sold ...........      5,602        377    6.73%      5,927       294   4.96%     15,344       810    5.28%
                                 ---------------------------------------------------------------------------------------
Total Interest-earning
  assets .....................   $598,814   $ 45,868    7.66%   $561,909  $ 42,092   7.49%   $527,664   $ 40,877   7.75%

Noninterest-earning assets
Cash and due from banks ......   $ 19,324                       $ 18,255                     $ 16,048
Premises and equipment,
  net ........................      5,285                          5,368                        5,162
Other, less allowance for loan
  losses .....................      3,137                          8,909                       11,650
                                 --------                       --------                     --------
Total noninterest-earning
  assets .....................   $ 27,746                       $ 32,532                     $ 32,860
                                 --------                       --------                     --------
TOTAL ASSETS .................   $626,560                       $594,441                     $560,524
                                 ========                       ========                     ========

1 Average loan balance include nonaccrual loans, if any. Interest income on nonaccrual loans has been included.
2 Tax-exempt income has been adjusted to a tax-equivalent basis using an incremental rate of 34%.
3 Interest income on loans includes amortization of loan fees, which is not material.

                                                                INTEREST RATES AND INTEREST DIFFERENTIAL
                                                                      (dollars in the thousands)
                                       ------------------------------------------------------------------------------------------
                                                   2000                           1999                           1998
                                       ----------------------------   ----------------------------   ----------------------------
                                       Average    Revenue/   Yield/   Average    Revenue/   Yield/   Average    Revenue/   Yield/
                                       Balance    Expense     rate    Balance    Expense     Rate    Balance    Expense     Rate
                                       ------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities
Deposits
Savings, NOW accounts, and
  money markets ....................   $218,795   $  8,144    3.72%   $212,612   $  6,880    3.24%   $198,688   $  6,610   3.33%
Time deposits up to $100,000 .......    159,035      8,972    5.64%    157,286      8,327    5.29%    154,765      8,780   5.67%
Time deposits > $100,000 ...........     62,052      3,823    6.16%     67,310      3,687    5.48%     57,284      3,303   5.77%
                                       -----------------------------------------------------------------------------------------
Total deposits .....................   $439,882   $ 20,939    4.76%   $437,208   $ 18,894    4.32%   $410,737   $ 18,693   4.55%
Other borrowed funds ...............     52,749      3,322    6.30%     22,854      1,087    4.76%     19,238        975   5.07%
                                       -----------------------------------------------------------------------------------------
Total Interest-bearing liabilities .   $492,631   $ 24,261    4.92%   $460,062   $ 19,981    4.34%   $429,975   $ 19,668   4.57%
                                                  --------                       --------                       --------
Noninterest-bearing liabilities
  Demand deposits ..................   $ 47,590                       $ 45,719                       $ 43,088
  Other liabilities ................      6,258                          8,586                         10,016
                                       --------                       --------                       --------
  Stockholders' equity .............   $ 80,081                       $ 80,074                       $ 77,445
                                       --------                       --------                       --------
TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY .............   $626,560                       $594,441                       $560,524
                                       ========                       ========                       ========

Net interest income ................              $ 21,607    3.61%              $   22,111  3.93%              $ 21,209   4.02%
Margin Analysis
Interest income/ earning assets ....              $ 45,868    7.66%              $   42,092  7.49%              $ 40,877   7.75%

Interest expense/earning assets ....                24,261    4.05%                  19,981  3.56%                19,668   3.73%

Net interest income/earning assets .                21,607    3.61%                  22,111  3.93%                21,209   4.02%

1 Tax-exempt income has been adjusted to a tax-equivalent basis using an incremental rate of 34%.

Net Interest Income

The Company's largest component contributing to net income is net interest income, which is the difference between interest earned on earning assets which are primarily loans and investments and interest paid on interest bearing liabilities which are primarily deposits and borrowings. The volume of and yields earned on earning assets and the volume of and the rates paid on interest bearing liabilities determine net interest income. Interest earned and interest paid is also affected by general economic conditions, particularly changes in market interest rates, and by government policies and the action of regulatory authorities. Net interest income divided by average earning assets is referred to as net interest margin. For the years December 31, 2000, 1999 and 1998, the Company's net interest margin was 3.61 percent, 3.93 percent and 4.02 percent, respectively. The reason for the declining trend in the net interest margin is primarily competitive pressures in the local market and increasing market interest rates experienced in 2000.

Net interest income during 2000, 1999 and 1998 totaled $19,757,000,  $20,380,000 and $19,771,000, respectively, representing a 3.1 percent decrease in 2000 from 1999 and a 3.1 percent increase in 1999 over 1998. The decrease in net interest income in 2000 as compared to 1999 is attributable to higher interest expense on interest bearing liabilities attributable to both volume and interest rate, partially offset by higher interest income on earning assets. The increase from 1998 to 1999 was the result of higher volume of earning assets, partially offset by higher interest expense.

Provision For Loan Losses

The provision for loan losses reflects management's judgment of the expense to be recognized in order to maintain an adequate allowance for loan losses. The Company provided $460,000 for loan losses during 2000 compared to $166,000 in 1999 and $437,000 in 1998. The primary reason for the increased allowance for loan losses in 2000 versus 1999 was the growth in the Banks' loan portfolios. The decline in provisions from 1998 to 1999 can be attributed to a large provision by Boone Bank in 1998 to increase the reserve level for the risk involved in the substantial growth in its loan portfolio. As a result of the increase in the provision for loan losses, management believes the allowance for loan losses to be adequate to absorb probable losses in the current portfolio. This statement is based upon management's continuing evaluation of inherent risks in the current loan portfolio, current levels of classified assets and general economic factors. The Company will continue to monitor the allowance and make future adjustments to the allowance as conditions dictate.

Noninterest Income and Expense

Non-interest  income during 2000, 1999 and 1998 totaled  $4,130,000,  $5,750,000 and $4,835,000, respectively, representing a 28.2 percent decrease in 2000 from 1999 and a 18.9 percent increase in 1999 over 1998. The decrease in 2000 was primarily related to a lower level of security gains, decreased fee income on brokered mortgage loans and a recovery of a charged-off investment in 1999. The investment recovery was the primary reason for the increase in non-interest income during 1999 as compared to 1998. Fee income on brokered mortgage loans and trust department income favorably impacted non-interest income during 1998 as compared to 1999.

Non-interest expense during 2000, 1999 and 1998 totaled $10,712,000, $11,208,000 and $10,264,000, respectively, representing a 4.4 percent decrease in 2000 versus 1999 and a 9.2 percent increase in 1999 over 1998. The decrease in 2000 was primarily related to lower costs associated with data processing, equipment and advertising. The increase in 1999 was related to increased salary and employee benefits and higher operating expenses associated with Y2K preparations and the addition of new and updated technology. The percentage of non-interest expense to average assets was 1.71 percent in 2000, compared to 1.89 percent and
1.83 percent during 1999 and 1998, respectively.

Provision for Income Taxes

The provision for income taxes for 2000, 1999 and 1998 was $3,596,000, $4,429,000 and $4,279,000, respectively. This amount represents an effective tax rate of 28.3 percent during 2000, compared to 30.0 percent and 30.8 percent for 1999 and 1998, respectively. The Company's marginal federal tax rate is currently 35 percent. The difference between the Company's effective and marginal tax rate is primarily related to investments made in tax exempt securities.

Analysis of Changes in Interest Differential.

The following table sets forth, on a tax-equivalent basis, a summary of the changes in net interest income resulting from changes in volume and rates.

                                               VOLUME AND YIELD/RATE VARIANCE
                                         (in thousands and on a tax equivalent basis)
                                 --------------------------------------------------------------
                                      2000 Compared to 1999           1999 Compared to 1998
                                 -----------------------------    -----------------------------
                                 Volume       Rate      Total      Volume     Rate       Total
                                 --------------------------------------------------------------
Interest income
Loans
Commercial ...................   $   706    $  (400)   $   306    $  (471)   $    76    $  (395)
Agricultural .................       198        (98)   $   100         35        152        187
Real estate ..................     2,091        781      2,872      1,900     (1,273)       627
Installment and other ........       321        321        642         91        (71)        20
                                 --------------------------------------------------------------
Total loans (including
  fees) ........................ $ 3,316    $   604    $ 3,920    $ 1,555    $(1,116)   $   439

Investment securities
  Taxable ....................   $  (431)   $  (112)   $  (543)   $   583    $  (178)   $   405
  Tax-exempt .................       339         15        354      1,070       (212)       858
                                 --------------------------------------------------------------
Total investment securities ..   $   (92)   $   (97)   $  (189)   $ 1,653    $  (390)   $ 1,263

Interest bearing deposits with
  banks ......................   $   (40)   $     2    $   (38)   $    32    $    (3)   $    29
Federal funds sold ...........       (17)       100         83       (470)       (46)      (516)
                                 --------------------------------------------------------------
Total Interest-earning assets    $ 3,167    $   609    $ 3,776    $ 2,770    $(1,555)   $ 1,215

Interest-bearing liabilities
Deposits
Savings, NOW accounts, and
money markets ................   $   205    $ 1,059    $ 1,264    $   454    $  (184)   $   270
Time deposits up to $100,000 .        94        551        645        141       (594)      (453)
Time deposits > $100,000 .....      (301)       437        136        555       (171)       384
                                 --------------------------------------------------------------
Total deposits ...............   $    (2)   $ 2,047    $ 2,045    $ 1,150    $  (949)   $   201
Other borrowed funds .........     1,792        443      2,235        175        (63)       112
                                 --------------------------------------------------------------
Total Interest-bearing
  liabilities ................   $ 1,790    $ 2,490    $ 4,280    $ 1,325    $(1,012)   $   313
                                 --------------------------------------------------------------
Net interest income/earning
  assets .....................   $ 1,377    $(1,881)   $  (504)   $ 1,445    $  (543)   $   902
                                 ==============================================================

1 The change in interest due to both volume and yield/rate has been allocated to change due to volume and change due to yield/rate in proportion to the absolute value of the change in each.
2 Balances of nonaccrual loans, if any, and related income recognized have been included for computational purposes.
3 Tax-exempt income has been converted to a tax-equivalent basis using an incremental rate of 34%.

INVESTMENT PORTFOLIO

The following table presents the market values, which represent the carrying values due to the available-for-sale classification, of the Company's investment portfolio as of December 31, 2000, 1999 and 1998, respectively.

Investment Portfolio (Dollars in thousands)

                                                       Outstanding Balance
                                                         at December 31,
                                                  ------------------------------
                                                    2000       1999       1998
                                                  ------------------------------

U.S. treasury .................................   $ 23,150   $ 29,599   $ 45,452
U.S. government agencies ......................     85,864     97,209     80,586
States of the United States and political
  subdivisions ................................     61,411     64,582     56,630
Corporate bonds ...............................     43,167     46,011     44,199
Other securities ..............................       --         --        1,497
Equity securities .............................     19,114     16,763     16,650
                                                  ------------------------------
Total .........................................   $232,706   $254,164   $245,014
                                                  ==============================

Investments in States of the United States and political subdivisions represent purchases of municipal bonds located primarily in the state of Iowa and contiguous states.

Investment in other securities includes corporate debt obligations of companies located and doing business throughout the United States. The debt obligations were all within the credit ratings acceptable under the Banks' investment policies with the exception of one corporate bond with an amortized cost of $493,000 and a market value of $285,000. The bond was rated by Moody's rating service publication as BA1 as of December 31, 2000 falling outside the bank's acceptable rating standards subsequent to its purchase date of November 16, 1998. The bond was rated by Standard & Poor's rating service publication as BBB-as of December 31, 2000.

The investments below are reported by contractual maturity. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.


                                                          After One    After Five
                                                           Year But     Years But
                                              Within        Within       Within         After
                                             One Year     Five Years    Ten Years     Ten Years        Total
                                            -------------------------------------------------------------------
U.S. treasury ...........................   $   10,364    $   12,786    $       --    $       --    $    23,150
U.S. government agencies ................        8,467        41,748        32,164         3,485         85,864
States of the United States and political
  subdivisions ..........................        3,390        20,399        21,104        16,518         61,411
Corporate bonds .........................        6,954        21,181        12,644         2,388         43,167
                                            -------------------------------------------------------------------
Total ...................................   $   29,175    $   96,114    $   65,912    $   22,391    $   213,592
                                            ===================================================================
Weighted average yield *
U.S. treasury ...........................        6.25%         6.15%           --            --           6.20%
U.S. government agencies ................        5.97%         6.03%         6.52%         6.90%          6.24%
States of the United States and political
subdivisions ............................        5.49%         5.15%         5.55%         5.30%          5.35%
Corporate bonds .........................        6.21%         6.76%         6.58%         6.82%          6.62%
                                        -------------------------------------------------------------------
Total ...................................        6.07%         6.02%         6.23%         5.72%          6.06%
                                            ===================================================================

1 Yields on tax-exempt obligations have not been computed on a tax-equivalent basis.
2    The above table excludes equity securities.

LOAN PORTFOLIO

Types of Loans

The following table sets forth the composition of the Company's loan portfolio for the past five years ending at December 31, 2000 (dollars in thousands).

                                      Outstanding Balance December 31,
                            ----------------------------------------------------
                              2000       1999       1998       1997       1996
                            ----------------------------------------------------

Real Estate
   Construction .........   $ 12,221   $  9,062   $  7,641   $  8,562   $  4,936
   1-4 family residential     97,663     89,171     84,767     80,632     68,906
   Commercial ...........    112,415     98,840     83,115     69,193     67,885
   Agricultural .........     21,095     19,999     18,336     17,202     14,863
Commercial ..............     53,955     48,920     52,458     50,387     31,875
Agricultural ............     28,199     25,575     23,882     23,682     21,800
Consumer and other loans      24,576     23,897     23,263     22,023     20,383
                            ----------------------------------------------------
Total loans .............    350,124    315,464    293,462    271,681    230,648
Deferred loan fees, net .        736        826        903        917        950
                            ----------------------------------------------------
Net loans ...............   $349,388   $314,638   $292,559   $270,764   $229,698
                            ====================================================

The Company's loan portfolio primarily consists of commercial, agricultural, commercial real estate, residential real estate and consumer loans. As of December 31, 2000, gross loans totaled approximately $349 million, which equals approximately 71 percent of total deposits and 56 percent of total assets. As of December 31, 2000, the majority of the loans were originated directly by the Banks to borrowers within the Banks' principal market areas. There are no foreign loans outstanding during the years presented.

Commercial loans consist primarily of loans to business for various purposes including revolving lines to finance current operations, floor-plans, inventory and accounts receivable; capital expenditure loans to finance equipment and other fixed assets; and letters of credit. These loans generally have short maturities, have either adjustable or fixed rates and are unsecured or secured by inventory, accounts receivable, equipment and/or real estate.

Agricultural loans play an important part in the Banks' loan portfolios. Iowa is a major agricultural state and is a national leader in both grain and livestock production. The Banks play an important role in their communities in financing operating, livestock and real estate activities. All lending is done on a personal basis using cash flow as the most important criterion after assessing the borrower's character. Government programs are utilized where the benefit to both borrower and lender is evident.

Real estate loans include various types of loans for which the Banks hold real property as collateral and consist of loans primarily on commercial properties and single family residences. Real estate loans typically have fixed rates for up to five years with the Company's loan policy having a maximum fixed rate maturity of up to 15 years. The majority of construction loan volume is to contractors to construct commercial buildings and generally have maturities of up to 12 months. The Banks originate residential real estate loans for sale to the secondary market for a fee.

Consumer loans include loans extended to individuals for household, family and other personal expenditures not secured by real estate. The majority of the Banks' consumer lending is for vehicles, consolidation of personal debts, household appliances and improvements.

The interest rates charged on loans vary with the degree of risk, the amount of the loan and the maturity of the loan. Competitive pressures, market interest rates, the availability of funds and government regulation further influence the rate charged on a loan.

The Banks follow a loan policy, which has been approved by both the Company and Banks' Boards of Directors and are overseen by both Company and Bank management. These policies establish lending limits, review and grading criteria and other guidelines such as loan administration and allowance for loan losses. Loans are approved by the Banks' Board of Directors and/or designated officers in accordance with respective guidelines and underwriting policies of the Company. Loans to one borrower are limited by applicable state and federal banking laws. Credit limits generally vary according to the type of loan and the individual loan officer's experience.

Maturities and Sensitivities of Loans to Changes in Interest Rates

The contractual maturities of the Company's loan portfolio are as shown below. Actual maturities may differ from contractual maturities because individual borrowers may have the right to prepay loans with or without prepayment penalties.

Loans as of December 31, 2000 (in thousands)

                                                After One
                                                 Year But
                                       Within     Within      After
                                      One Year  Five Years  Five Years   Total
                                     -------------------------------------------

Real Estate
   Construction ....................  $  8,543   $  3,438    $    240   $ 12,221
   1-4 family residential ..........     5,353     34,276      58,034     97,663
   Commercial ......................     7,345     46,259      58,811    112,415
   Agricultural ....................     1,049      5,120      14,926     21,095
Commercial .........................    30,832     14,684       8,439     53,955
Agricultural .......................    17,909      7,877       2,413     28,199
Consumer and other loans ...........     4,028      9,716      10,832     24,576
                                      ------------------------------------------
Total loans ........................  $ 75,059   $121,370    $153,695   $350,124
                                      ==========================================

                                                After One
                                                 Year But
                                                  Within      After
                                                Five Years  Five Years
                                               -----------------------
Loan maturities after one year with:

Fixed rates ........................             $107,184   $122,618
Variable rates .....................               14,186     31,077
                                                 -------------------
                                                 $121,370   $153,695
                                                 ===================


Risk Elements

The   following   table  sets  forth   information   concerning   the  Company's
non-performing assets for the past five years ending at December 31, 2000 (dollars in thousands).

                                               Year ended December 31,
                                      ------------------------------------------
                                       2000     1999     1998     1997     1996
                                      ------------------------------------------
Non-performing assets:
Nonaccrual loans ..................   $2,663   $  405   $   80   $   69   $  111
Loans 90 days or more past due ....      242      723      581      872      354
Restructured loans ................       --       --       --      253      238
                                      ------------------------------------------
                                       2,905    1,128      661    1,194      703
Other real estate owned ...........       75       41       43       89      141
                                      ------------------------------------------
Total non-performing assets .......   $2,980   $1,169   $  704   $1,283   $  844
                                      ==========================================

The accrual of interest on non-accrual and other impaired loans is discontinued at 90 days or when, in the opinion of management, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received. Interest income on restructured loans is recognized pursuant to the terms of the new loan agreement. Interest income on other impaired loans is monitored and based upon the terms of the underlying loan agreement. However, the recorded net investment in impaired loans, including accrued interest, is limited to the present value of the expected cash flows of the impaired loan or the observable fair market value of the loan's collateral.

Outstanding loans of $2,578,000 were placed on non-accrual status in 2000 with total non-accrual loans equaling $2,663,000 as of December 31, 2000. Outstanding loans of $392,000 were placed on non-accrual status in 1999 with total non-accrual loans equaling $405,000 as of December 31, 1999. A real estate loan at First National with a December 31, 2000 balance of $1,790,000 was the primary reason for the increase in loans placed on non-accrual status in 2000 versus 1999. For the years ended December 31, 2000, 1999 and 1998, interest income, which would have been recorded under the original terms of such loans was
approximately  $254,000,  $46,000  and  $5,000,  respectively,   with  $101,000,
$17,000, and $2,000, respectively, recorded.

SUMMARY OF THE ALLOWANCE FOR LOAN LOSSES

The provision for loan losses represents charges made to earnings to maintain an adequate allowance for loan losses. The allowance is maintained at an amount believed to be sufficient to absorb anticipated losses in the loan portfolio. Factors considered in establishing an appropriate allowance include: an assessment of the financial condition of the borrower; a realistic determination of value and adequacy of underlying collateral; the condition of the local economy and the condition of the specific industry of the borrower; an analysis of the levels and trends of loan categories; and a review of delinquent and classified loans.

The adequacy of allowance for loan losses is evaluated quarterly by management and the respective Bank boards. This evaluation focuses on specific loan reviews, changes in the type and volume of the loan portfolio given the current and forecasted economic conditions and historical loss experience. Any one of the following conditions may result in the review of a specific loan: concern about whether the customer's cash flow or net worth are sufficient to repay the loan; delinquent status; the loan has been criticized in a regulatory examination; the accrual of interest has been suspended; or other reasons including when the loan has other special or unusual characteristics which suggest special monitoring is warranted.

While management uses available information to recognize losses on loans, further reductions in the carrying amounts of loans may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require the Company to recognize additional losses based on their judgment about information available to them at the time of their examination.

Changes in the Allowance for Loan Losses

The Company's policy is to charge-off loans when, in management's opinion, the loan is deemed uncollectable, although concerted efforts are made to maximize future recoveries. The following table sets forth information regarding changes in the Company's allowance for loan losses for the most recent five years (dollars in thousands):

                                             Analysis of the Allowance for Loan Losses
                                                         Year ended December 31,
                                      --------------------------------------------------------------
                                         2000         1999        1998         1997           1996
                                      --------------------------------------------------------------
Balance at beginning of period ....   $   4,986    $   4,846    $   4,459    $   4,159     $   4,080
Charge-offs:
Real Estate
   Construction ...................          --           --           --           --            --
   1-4 family residential .........          --           --           --           --            29
   Commercial .....................          --           18           --           --            --
   Agricultural ...................          --           --           --           --            --
Commercial ........................          55           --          118           --            --
Agricultural ......................          --           --           --           --            --
Consumer and other loans ..........          96           41           26           34            28
                                      --------------------------------------------------------------
                                            151           59          144           34            57
Recoveries:
Real Estate
   Construction ...................          --           --           --           --            --
   1-4 family residential .........          --           --           --           --            --
   Commercial .....................          --           16           --            1            11
   Agricultural ...................          --           --           --           --            --
Commercial ........................          66           --           79           36            --
Agricultural ......................          --           --           --           --            --
Consumer and other loans ..........          12           17           15           18            19
                                      --------------------------------------------------------------
                                             78           33           94           55            30

Net charge-offs (recoveries) ......   $      73    $      26    $      50    $     (21)    $      27
Additions charged to operations ...         460          166          437          279           106
                                      --------------------------------------------------------------
Balance at end of period ..........   $   5,373    $   4,986    $   4,846    $   4,459     $   4,159
                                      ==============================================================

Average Loans Outstanding .........   $ 339,115    $ 299,064    $ 279,054    $ 237,601     $ 218,449
Ratio of net charge-offs during the
  period to average loans
  outstanding .....................       0.02%        0.01%        0.02%       (0.01%)        0.01%
Ratio of allowance for loan losses
to average loans outstanding ......       1.58%        1.67%        1.74%        1.88%         1.90%

Breakdown of Allowance for Loan Losses by Category

The following table sets forth information concerning the Company's allocation of the allowance for loan losses (dollars in thousands).

                                              Allocation of the Allowance for Loan Losses
                                                        Year ended December 31,
                            -------------------------------------------------------------------------------------
                                  2000           1999             1998             1997              1996
                            -------------------------------------------------------------------------------------
                            Amount    % *   Amount  % *      Amount   % *     Amount   % *      Amount     % *
Balance at end of period
applicable to:
Real Estate
   Construction .........      163   4.35%      91   2.89%       80    2.58%      99    3.16%       64      2.15%
   1-4 family residential    1,088  27.46%     899  27.99%      809   28.48%     916   29.64%      895     29.97%
   Commercial ...........    1,619  32.24%   1,536  31.98%    1,330   31.54%   1,143   28.48%      911     29.16%
   Agricultural .........      315   6.32%     237   6.37%      194    6.20%     175    6.36%      256      6.48%
Commercial ..............      754  15.38%     573  15.51%      828   14.51%     728   15.87%      789     14.56%
Agricultural ............      421   8.13%     541   8.14%      517    8.07%     367    8.78%      431      9.50%
Consumer and other ......      538   6.12%     560   7.13%      604    8.62%     535    7.70%      451      8.19%
Unallocated .............      475             549              484              496               362
                            -------------------------------------------------------------------------------------
                            $5,373    100%  $4,986    100%   $4,846     100%  $4,459     100%   $4,159       100%
                            =====================================================================================

* Percent of loans in each category to total loans.

DEPOSITS

Types of Deposits

The Company's primary source of funds is customer deposits. The Company attempts to attract non-interest-bearing deposits, which are a low cost funding source. In addition, the Company's Banks offers a variety of interest-bearing accounts designed to attract both short-term and longer-term deposits from customers. Interest-bearing accounts earn interest at rates established by Bank management based on competitive market factors and the Company's need for funds. The Company traditionally has not relied upon brokered deposits and does not anticipate utilizing such funds at the present time.

The following table sets forth the average balances for each major category of deposit and the weighted average interest rate paid for deposits during the years ended December 31, 2000, 1999 and 1998 (dollars in thousands).

                                            Average Deposits by Type
                               ------------------------------------------------------
                                     2000              1999                1998
                               ----------------   ---------------    ----------------
                                Amount     Rate    Amount    Rate     Amount    Rate
                               ------------------------------------------------------
Noninterest bearing demand
  deposits .................   $ 47,590           $ 45,719           $ 43,088
Interest bearing demand
  deposits .................     98,105    3.17%    93,910   2.61%     89,481    2.70%
Money market deposit .......     92,667    4.54%    88,834   4.25%     81,003    4.35%
Savings deposits ...........     28,023    2.93%    29,868   2.21%     28,204    2.38%
Time certificates up to
  $100,000 .................    159,035    5.64%   157,286   5.29%    154,765    5.67%
Time certificates > $100,000     62,052    6.16%    67,310   5.48%     57,284    5.77%
                               --------           --------           --------
                               $487,472           $482,927           $453,825
                               ========           ========           ========

Certificates of Deposit and Time Deposits

The following table shows the amounts and remaining maturities of time certificates of deposit that had balances of more than $100,000 at December 31, 2000, 1999 and 1998 (in thousands).

                                     Outstanding Balances
                                        at December 31,
                                 ---------------------------
                                   2000     1999      1998
                                 ---------------------------

3 months or less .............   $21,665   $21,548   $15,756
Over 3 through 12 months .....    34,901    27,362    46,549
Over 12 through 36 months ....     6,996    11,829     5,521
Over 36 months ...............       333     1,364     1,860
                                 ---------------------------
Total ........................   $63,895   $62,103   $69,686
                                 ===========================

Borrowed Funds

The following table summarizes the outstanding amount of and the average rate on borrowed funds as of December 31, 2000, 1999 and 1998.

                                                            December 31,
                                         ---------------------------------------------------
                                              2000              1999               1998
                                         --------------    --------------    ---------------
                                         Average           Average           Average
                                         Balance   Rate    Balance   Rate    Balance   Rate
                                         ---------------------------------------------------
                                                       (dollars in thousands)
Federal Home Loan Bank advances ......   $16,000   6.59%   $ 3,000   5.94%   $    --    --%
Federal funds purchased and securities
  sold under agreements to repurchase     19,007   6.19%    37,285   5.44%    10,530   4.57%
                                         ---------------------------------------------------
Total ................................   $35,007   6.37%   $40,285   5.48%   $10,530   4.57%
                                         ===================================================

The following table sets forth the average amount of, the average rate paid and maximum outstanding balance on borrowed funds for the years ended December 31, 2000,1999 and 1998.

                                                            Year ended December 31,
                                             ------------------------------------------------------
                                                   2000              1999               1998
                                             ----------------  ----------------   -----------------
                                             Average  Average  Average  Average   Average   Average
                                             Balance   Rate    Balance   Rate     Balance    Rate
                                             ------------------------------------------------------
                                                        (dollars in thousands)
Federal Home Loan Bank advances ..........   $20,973   6.99%   $ 1,060   5.38%    $    --      --%
Federal funds purchased and securities
sold under agreements to repurchase ......    31,776   5.84%    21,794   4.73%     19,238    5.07%
                                             -----------------------------------------------------
Total ....................................   $52,749   6.30%   $22,854   4.76%    $19,238    5.07%
                                             =====================================================

Maximum Amount Outstanding during the year
  Federal Home Loan Bank advances ........   $50,300           $ 3,000            $    --
  Federal funds purchased and securities
  sold under agreements to repurchase ....    36,362            27,973             21,892

LIQUIDITY AND CAPITAL RESOURCES

The objective of liquidity management is to ensure the availability of sufficient cash flows to meet all financial commitments and to capitalize on opportunities for profitable business expansion. The Company's principal source of funds is deposits including demand, money market, savings and certificates of deposits. Other sources include principal repayments on loans, proceeds from the maturity and sale of investment securities, federal fund purchased, repurchase agreements, advances from the Federal Home Loan Bank and funds provided by operations. Net cash from operating activities contributed $8,212,000, $8,756,000 and $9,292,000 to liquidity for years 2000, 1999 and 1998, respectively. Liquid assets of cash on hand, balances due from other banks, federal funds sold and interest-bearing deposits in financial institutions increased from $26,954,000 in 1999 to $29,368,000 in 2000. Securities available for sale declined to $232,706,000 in 2000 from $254,164,000 in 1999. The loan growth of the Company exceeded the growth in deposits and other funding sources as excess loan growth was funded with investment maturities and sales. To provide additional external liquidity, the Banks have outstanding lines of credit with the Federal Home Loan Bank of Des Moines, Iowa of $51,400,000 and federal funds borrowing capacity at correspondent banks of $46,000,000. The FHLB advances and federal funds purchased for the Company totaled $16,000,000 and $19,007,000, respectively as of December 31, 2000. Management believes that the Company's liquidity sources will be sufficient to support its existing operations for the foreseeable future.

The Company's total stockholder's equity increased to $86,177,000 at December 31, 2000, from $76,073,000 at December 31, 1999. At December 31, 2000, stockholders' equity was 13.9 percent of total assets, compared to 12.6 percent at December 31, 1999. Total equity increased due to retention of earnings and from appreciation in the Company and Banks' stock and bond portfolios. No material capital expenditures or material changes in the capital resource mix are anticipated at this time. The capital levels of the Company currently exceed applicable regulatory guidelines as of December 31, 2000.

INTEREST RATE RISK

Interest rate risk refers to the exposure of earnings and capital arising from changes in interest rates. Management's objectives are to control interest rate risk and to ensure predictable and consistent growth of earnings and capital. Interest rate risk management focuses on fluctuations in net interest income identified through computer simulations to evaluate volatility, varying interest rate, spread and volume assumptions. The risk is quantified and compared against tolerance levels.

The Company uses a third-party computer software simulation modeling program to measure its exposure to potential interest rate changes. For various assumed hypothetical changes in market interest rates, numerous other assumptions are made such as prepayment speeds on loans, the slope of the Treasury yield curve, the rates and volumes of the Company's deposits and the rates and volumes of the Company's loans. This analysis measures the estimated change in net interest income in the event of hypothetical changes in interest rates.

Another measure of interest rate sensitivity is the gap ratio. This ratio indicates the amount of interest-earning assets repricing within a given period in comparison to the amount of interest-bearing liabilities repricing within the same period of time. A gap ratio of 1.0 indicates a matched position, in which case the effect on net interest income due to interest rate movements will be minimal. A gap ratio of less than 1.0 indicates that more liabilities than assets reprice within the time period and a ratio greater than 1.0 indicates that more assets reprice than liabilities.

The simulation model process provides a dynamic assessment of interest rate sensitivity, whereas a static interest rate gap table is compiled as of a point in time. The model simulations differ from a traditional gap analysis because a traditional gap analysis does not reflect the multiple effects of interest rate movement on the entire range of assets, liabilities and ignores the future impact of new business strategies.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company's market risk is comprised primarily of interest rate risk arising from its core banking activities of lending and deposit taking. Interest rate risk is the risk that changes in market interest rates may adversely affect the Company's net interest income. Management continually develops and applies strategies to mitigate this risk. Management does not believe that the Company's primary market risk exposure and how that exposure was managed in 2000 changed when compared to 1999.

Based on a simulation modeling analysis performed as of December 31, 2000, the following table presents the estimated change in net interest income in the event of hypothetical changes in interest rates for the various rate shock levels:

Estimated Change in Net Interest Income for year ending December 31, 2001.


                                  --------------------
                                  $ Change    % Change
                                  --------------------
+200 Basis Points ..........      (1,086,000)   -5.4%
+100 Basis Points ..........        (499,000)   -2.5%
Base .......................               0     0.0%
-100 Basis Points ..........         279,000     1.4%
-200 Basis Points ..........     $   434,000     2.2%

As shown above, at December 31, 2000, the estimated effect of an immediate 200 basis point increase in interest rates would reduce the Company's net interest income by 5.4 percent or approximately $1,086,000 in 2001. The estimated effect of an immediate 200 basis point decrease in rates would increase the Company's net interest income by 2.2 percent or approximately $434,000 in 2001. The Company's Asset Liability Management Policy establishes parameters for a 200 basis point change in interest rates. The Company and the Banks' balance sheets are to be properly structured to prevent a 200 basis point change in interest rates from causing a decline in net interest income by more than 15 percent in one year compared to the base year that hypothetically assumes no change in interest rates.

Computations of the prospective effects of hypothetical interest rate changes are based on numerous assumptions. Actual values may differ from those projections set forth above. Further, the computations do not contemplate any actions the Company may undertake in response to changes in interest rates. Current interest rates on certain liabilities are at a level that does not allow for significant repricing should market interest rates decline considerably.

The following table sets forth the estimated maturity or re-pricing and the resulting interest sensitivity gap, of the Company's interest-earning assets and interest-bearing liabilities and the cumulative interest sensitivity gap at December 31, 2000. The expected maturities are presented on a contractual basis. Actual maturities may differ from contractual maturities because of prepayment assumptions, early withdrawal of deposits and competition.

                                                 Outstanding Balance at December 31, 2000
                                       -------------------------------------------------------------
                                       Less than     Three        One to        Over
                                         Three      Months to      Five         Five      Cumulative
                                         Months     One Year       Years        Years       Total
                                       -------------------------------------------------------------
Interest - earning assets
Interest-bearing deposits with banks   $      98    $      --    $     100    $      --    $     198
Federal funds sold .................         245           --           --           --          245
Investments * ......................       9,595       19,580       96,114      107,417      232,706
Loans ..............................      71,971       26,597      129,125      122,431      350,124
                                       -------------------------------------------------------------
Total interest - earning
  assets ...........................   $  81,909    $  46,177    $ 225,339    $ 229,848    $ 583,273
                                       =============================================================
Interest - bearing liabilities
Interest bearing demand deposits ...   $  96,328           --           --           --    $  96,328
Money market and savings deposits ..     122,322           --           --           --      122,322
Time certificates up to $100,000 ...      27,582       77,504       49,178        2,023      156,287
Time certificates > $100,000 .......      21,665       34,901        7,329           --       63,895
Other borrowed funds ...............      25,007       10,000           --           --       35,007
                                       -------------------------------------------------------------
Total interest - bearing liabilities   $ 292,904    $ 122,405    $  56,507    $   2,023    $ 473,839
Interest sensitivity gap ...........   $(210,995)   $ (76,228)   $ 168,832    $ 227,825    $ 109,434
                                       =============================================================
Cumulative interest sensitivity gap    $(210,995)   $(287,223)   $(118,391)   $ 109,434    $ 109,434
                                       =============================================================
Cumulative interest sensitivity
gap as a percent of total assets ...      -34.07%      -46.37%      -19.11%       17.67%
                                       =================================================

* Investments with maturities over 5 years include the market value of equity securities of $19,114.

As of December 31, 2000, the Company's cumulative gap ratios for assets and liabilities repricing within three months and within one year were .34 and .47 respectively, meaning more liabilities than assets are scheduled to reprice within these periods. This situation suggests that a decrease in market interest rates may benefit net interest income and that an increase in interest rates may negatively impact the Company. The liability sensitive gap position is largely the result of classifying the interest bearing NOW accounts, money market accounts and savings accounts as immediately repriceable. Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities and periods to repricing, they may react differently to changes in market interest rates. Also, interest rates on assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other assets and liabilities may follow changes in market interest rates. Additionally, certain assets have features that restrict changes in the interest rates of such assets, both on a short-term basis and over the lives of such assets.

EFFECTS OF NEW STATEMENT OF FINANCIAL ACCOUNTING STANDARDS

Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, and SFAS No. 138, Accounting for Certain Derivative Instruments and Heding Activities - An Amendment of FASB Statement No. 133, was effective for the Company for the year beginning January 1, 2001. The adoption of these standards did not have a material effect on the Company's consolidated financial statements.

Statement of Financial Accounting Standards (SFAS) 140 Accounting for Transfers and Servicing of Financial Asset and Extinguishments of Liabilities, is effective for transfers and servicing of financial assets and extinguishments of liabilities after March 31, 2001. Management does not expect the adoption of this standard to have a material effect on the Company's consolidated financial statements.

INFLATION

The primary impact of inflation on the Company's operations is increased asset yields, deposit costs and operating overhead. Unlike most industries, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than they would on non-financial companies. Although interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services, increases in inflation generally have resulted in increased interest rates. The effects of inflation can magnify the growth of assets and if significant, require that equity capital increase at a faster rate than would be otherwise necessary.

ITEM 3.  PROPERTIES

The Company's office is housed in the main office of First National located at 405 Fifth Street, Ames, Iowa. That building is owned by First National free of any mortgage and consists of approximately 20,000 square feet and includes a drive through banking facility. First National is in the process of adding approximately 16,000 square feet to this building with completion scheduled for late 2001. This expansion will include additional office space for the Company. In addition to its main office, First National conducts its business through two full-service offices, the University office and the North Grand office, and one super-market location, the Cub Food office. All offices are located within the city of Ames. The North Grand office is owned by First National free any mortgage. The University office is located in a 16,000 square foot multi-tenant property owned by the Company. First National occupies 5,422 square foot in that building under a 24 year lease with rent adjusted every six years based upon a consumer price index. The current annual rental is $20,804. The Cub Foods office is leased by First National from Super Valu Stores under a 20 year lease with a five year initial term and three, five year renewal options. The current annual rental payment is $19,000.

State Bank conducts its business from its main office located at 1025 Sixth Street, Nevada, Iowa and from two additional full-service offices located in McCallsburg and Colo, Iowa. All of these properties are owned by State Bank free of any mortgage.

Boone Bank conducts its business from its main office located at 716 Eighth Street, Boone, Iowa and from one additional full-service office also located in Boone, Iowa. All properties are owned by Boone Bank free of any mortgage.

Randall-Story Bank conducts its business from its main office located at 606 Broad Street, Story City, Iowa and from one additional full-service office located in Randall, Iowa. All of these properties are owned by Randall-Story Bank free of any mortgage.

The only property the Company owns is located at 2546 Lincoln Way, Ames, Iowa consisting of a multi tenant building of approximately 16,000 square feet. First National leases 5,422 square feet of this building to serve as its University office. The remaining space is currently leased to four other tenants who occupy the space for business purposes.

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

DIRECTORS AND NAMED EXECUTIVE OFFICERS

The following table sets forth the shares of common stock of the Company (the "Common Stock") beneficially owned as of December 31, 2000 by each director of the Company and each executive officer of the Company or the Banks for whom disclosure is required (the "named executive officers") and by all directors and executive officers (including the named executive officers) as a group.

                                     Shares Beneficially       Percent of Total
                                         Owned (1)(2)         Shares Outstanding
                                     -------------------------------------------

Betty A. Baudler .................         4,180                       *
James R. Christy (3) .............        10,112                       *
Dale F. Collings (4) .............        89,836                     2.88%
Douglas C. Gustafson .............         5,860                       *
Edward C. Jacobson (5) ...........        35,000                     1.12%
Charles D. Jons, M.D (6) .........         3,310                       *
Carroll B. Kinseth (7) ...........       182,332                     5.84%
Daniel L. Krieger (8) ............       114,179                     3.66%
James R. Larson II ...............         2,415                       *
Thomas H. Pohlman (9) ............         1,300                       *
Robert W. Stafford (10) ..........       345,465                    11.06%
William D. Tufford (9) ...........         2,900                       *
Marvin J. Walter (11) ............         4,963                       *
Terrill L. Wycoff (12) ...........        42,381                     1.36%
Directors and Executive
    Officers (18) as a Group(13) .       860,295                    27.55%

----------------------------------
Notes:

*    Indicates less than 1% ownership of outstanding shares.

(1) Shares "beneficially owned" include shares owned by or for, among others, the spouse and/or minor children of the named individual and any other relative who has the same home as such individual, as well as other shares with respect to which the named individual has or shares voting or investment power. Beneficial ownership may be disclaimed as to certain of the shares.

(2) Except as otherwise indicated in the following notes, each named individual owns his or her shares directly and has sole investment and voting power with respect to such shares.

(3)  Shares include 3,661 shares held in his spouse's name.

(4) Shares are held in the name of Dale F. Collings and Ann L. Collings as co-trustees of the Collings Trust u/t/a/ dtd 2-12-98.

(5)  Shares include 4,800 shares held in his spouse's name.

(6) Shares are held in the name of Charles D. Jons and Carolyn L. Jons, Trustees ( and their successors) of the Charles and Carolyn Jons Trust u/t/a dtd 7-8-97.

(7) Shares are held in the name of Randall-Story Bancshares Inc. of which Carroll B. Kinseth is the principal owner.

(8) Shares include 16,100 shares held in his spouse's name and 58,055 shares held by the Ames National Corporation (401(k) Profit Sharing Plan with respect to which Mr. Krieger exercises voting and investment power in his capacity as an officer of First National which serves as trustee of that plan.

(9)  Shares are owned jointly with spouse.

(10) Shares include 78,326 shares held in his spouse's name, 48,000 shares held in the name of the Richard C. Stafford Family Trust U/W of Richard C. Stafford, Robert W. Stafford and Charlotte H. Stafford, Co-Trustees and 112,078 shares held in the name of the Charlotte H. Stafford Trust U/W of Richard C. Stafford, Robert W. Stafford and Charlotte H. Stafford, Co-Trustees. Richard C. Stafford is Robert W. Stafford's deceased brother. Mr. Stafford disclaims any beneficial ownership of the shares held in the two trusts.

(11) Shares include 80 shares held in his spouse's name.

(12) Shares include 15,192 shares held in his spouse's name.

(13) Includes, in addition to shares owned by the directors and named executive officers, a total of 16,062 shares owned by four other executive officers of the Company or the Banks for whom individual disclosure of share ownership is not required.

OTHER BENEFICIAL OWNERS

The following table sets forth certain information on each person who is known to the Company to be the beneficial owner as of December 31, 2000 of more than 5% of the Common Stock.

                                           Shares Beneficially      Percent of Total
Name and Address                                  Owned            Shares Outstanding
-------------------------------------------------------------------------------------
Suzanne Ammerman (1)                             218,795                  7.01%
554 North Eighth Street
River Falls, WI 54022-1526

George B. Coover (2)                             210,216                  6.73%
2125 Skycrest Drive
Walnut Creek, CA 94595

Charlotte H. Stafford (3)                        160,078                  5.13%
9701 Meyer Forest Drive, Apt. 23302
Houston, TX 77096-4324

----------------------------
Notes:

(1) Consists of 96,542 shares held in the name of Suzanne Ammerman in her individual capacity, 53,879 shares held in the name of Ms. Ammerman in her capacity as executor of the Estate of Harold T. Fawcett, 27,368 shares held in the name of Ms. Ammerman in her capacity as agent under a durable power of attorney for Marjorie E. Fawcett, 9,293 shares held in the name of the Alan W. Ammerman Education Trust dated 12/19/98 of which Ms. Ammerman serves as co-trustee, 8,073 shares held in the name of the Kelsey K. Ammerman Education Trust dated 12/6/89 of which Ms. Ammerman serves as co-trustee, 4,873 shares held in the name of the Kristin M. Ammerman Education Trust dated 12/3/92 of which Ms. Ammerman serves as co-trustee, 9,293 shares held in the name of the Mathew S. Ammerman Education Trust dated 12/19/98 of which Ms. Ammerman serves as co-trustee, 9,293 shares held in the name of the Melanie B. Ammerman Education Trust dated 12/19/98 of which Ms. Ammerman serves as co-trustee and 181 shares held in the name of Ms. Ammerman in her capacity as custodian for Chiara Lynn Ammerman under the Uniform Gifts to Minors Act.

(2) Consists of 158,216 shares held in the name of George B. Coover in his capacity as trustee of the Coover Family Trust - Trust A u/t/a 4/22/75 and 52,000 shares held in the name of Mr. Coover in his capacity as trustee of the Coover Family Trust - Trust B u/t/a 4/22/75 Mr. Coover is the brother-in-law of Robert W. Stafford.

(3) Consists of 48,000 shares held in the name of the Richard C. Stafford Family Trust U/W of Richard C. Stafford, Robert W. Stafford and Charlotte
     H. Stafford as Co-Trustees and 112,078 shares held in the name of the Charlotte H. Stafford Trust U/W of Richard C. Stafford, Robert W. Stafford and Charlotte H. Stafford as Co-Trustees. Ms. Stafford is the sister-in-law of Robert W. Stafford. Beneficial ownership of these shares has also been reported under the holdings of Robert W. Stafford, although Mr. Stafford disclaims beneficial ownership of such shares.

ITEM 5.  DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth summary information about the directors and executive officers of the Company and certain executive officers of the Banks.

Name                                          Age     Position With The Company or Bank      Year First Elected
----                                          ---     ---------------------------------      ------------------
Betty A. Baudler                              47      Director of Company                            2000

James R. Christy                              70      Director of Company                            1993

Dale R. Collings                              71      Director of Company                            1984

Kevin G. Deardorff                            46      Vice President & Technology                    1998
                                                      Director of Company

Douglas C. Gustafson, DVM                     57      Director of Company                            1999

Edward C. Jacobson                            60      Vice President and Treasurer of                1982
                                                      Company and Senior Vice President
                                                      of First National

Charles D. Jons, MD                           60      Director of Company                            1996

Carroll B. Kinseth                            83      Director of Company                            1995

Daniel L. Krieger                             64      Director and President of Company,             1978
                                                      Chairman of the Board and Trust Officer
                                                      of First National and Chairman of the
                                                      Board of Boone Bank

James R. Larson II                            49      Director of Company                            2000

David L. Morris                               58      President of Randall-Story Bank                1990

John P. Nelson                                34      Secretary and Vice President of                1997
                                                      Company

Thomas H. Pohlman                             50      President of First National                    1999

Jeffrey K. Putzier                            39      President of Boone Bank                        1998

Robert W. Stafford                            77      Director and Chairman of the Board             1975
                                                      of Company

William   Tufford                             56      President of State  Bank                       1992

Marvin J. Walter                              60      Director of Company                            1978

Terrill L. Wycoff                             58      Executive Vice President of First              2000
                                                      National

The Board of Directors of the Company currently consists of ten members. The Board of Directors is divided into three classes for the purpose of electing and defining the terms of office of the directors. All directors are elected to serve three-year terms, with approximately one-third of the directors being elected on an annual basis. The shareholders may at any time remove any director, with or without cause, by majority vote of the outstanding shares and elect a successor to fill the vacancy. The executive officers of the Company are elected on an annual basis by the Board of Directors of the Company. An executive officer may be removed by the Board of Directors whenever in its judgment the best interests of the Company will be served thereby.

The principal occupation or business and experience of the directors and executive officers of the Company and certain executive officers of the Banks for the past five years are set forth below.

BETTY A. BAUDLER is general manager of radio stations KASI and KCCQ located in Ames, Iowa. She previously owned these radio stations prior to their sale in 1998. Baudler has served as a director of the Company since 2000. She has also served as a director of First National since 1991.

JAMES R. CHRISTY is a retired Iowa State University Extension Director and a former Mayor of the City of Nevada, Iowa. Christy has served as a director of the Company since 1993. He has also served as a director of State Bank since 1967 and is currently chairman of the board of State Bank.

DALE R. COLLINGS is the retired president of State Bank and has served as a director of the Company since 1984. He served as a director of State Bank from 1977 to 1993.

KEVIN G. DEARDORFF joined First National in 1978 and served as vice president before being named Vice President and Technology Director of the Company in 1998. Prior to his employment with First National, he worked for Unisys Corporation. He is a graduate of Iowa State University.

DOUGLAS C.  GUSTAFSON  is a practicing  veterinarian  and a partner in the Boone
Veterinary Hospital. He has served as a director of the Company since 1999. He is also the senior outside director at Boone Bank having served on that board since 1993.

EDWARD C. JACOBSON joined First National in 1964 and is currently serving as senior vice president and loan officer. He also serves as Vice President and Treasurer of the Company, having been elected to that position in 1982. Jacobson is a graduate of Buena Vista University.

CHARLES D. JONS, M.D. retired in 1999 after a 20 year medical practice with Mc Farland Clinic and is now a self-employed health care consultant. He has served as a director of the Company since 1996. He has also served as a director of First National since 1991.

CARROLL B. KINSETH is a director of the Company and the chairman of the board of Randall-Story Bank. He was principal owner of Randall-Story Bank from 1964 until its acquisition by the Company in 1995. He became a director of the Company in 1995 in connection with the acquisition. Mr. Kinseth has been granted an exception to the policy followed by the nominating committee of the Board of Directors which provides that no person will be nominated for election as a director of the Company if such person would become 80 years of age during his or her term of service. Under the exception, which was granted in connection with the acquisition of Randall-Story Bank by the Company, Mr. Kinseth will remain eligible for nomination as a director until he reaches age 85.

DANIEL L. KRIEGER is the President of the Company, chairman of the board and trust officer of First National and chairman of the board of Boone Bank. He joined First National in 1959 after receiving a B.S. degree from Iowa State University. He served as president of First National from 1984 through 1999. Krieger has been a director of the Company since 1978 and an officer of the Company since its inception in 1975.

JAMES R. LARSON II is president and founder of ACI Mechanical, Inc., an HVAC contractor located in Ames, Iowa. He sold the company in 1998 to Comfort Systems USA, Inc. but continues to be employed as president. He has served as a director of the Company since 1990 and as a director of First National since 1994.

DAVID L. MORRIS has served as president of Randall Story Bank since 1990. Prior to joining Randall-Story Bank he worked at Northeast Iowa National Bank in Fredericksburg, Iowa. Morris is a graduate of Iowa State University.

JOHN P. NELSON is Vice President and Secretary of the Company. He joined the Company in 1993 after three years as an FDIC bank examiner. He holds a BS degree in Finance from Iowa State University and obtained his CPA designation in 1998.

THOMAS H. POHLMAN joined First National in 1998 and was elected president on December 31,1999. Prior to joining First National, he spent over 20 years with Norwest Bank Iowa, with his latest position as president of statewide banking. He became a director of First National in 2000. Pohlman has a degree from Morningside College.

JEFFREY K. PUTZIER is president of Boone Bank. He joined State Bank in 1991 after working six years as an examiner for the Iowa Division of Banking. In 1999, he moved from State Bank to Boone Bank and was elected president and a member of the bank's board of directors. Putzier has a degree from Buena Vista College.

ROBERT W. STAFFORD retired in 1999 after having served as President of the Company from 1978 to 1999 and as president of First National from 1978 to 1984. He currently serves as Chairman of the Board of the Company. He has been associated with First National since 1954 and is a founding member of the Company.

WILLIAM D. TUFFORD joined State Bank in 1990, was elected to its board of directors in 1991 and was named president in 1992. Prior to joining State Bank, he served as president of Iowa Savings Bank, Woodbine, Iowa for five years. He has spent 30 years in the banking industry. Tufford is a graduate of Wartburg College.

MARVIN J. WALTER is president of Dayton Road Development Corporation, a real estate development company located in Ames, Iowa. He also serves as president of an Iowa meat processing company and is active in national meat and livestock organizations. He has served as a director of both the Company and First National since 1978.

TERRILL L. WYCOFF joined First National in 1961 and has served as an officer in various capacities with overall responsibility for bank operations. He was named executive vice president in 2000. He has served as a director of First National since 1982. Wycoff is a graduate of Iowa State University.

ITEM 6.  EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth all compensation paid by the Company or Banks, as applicable, for services rendered in all capacities for the fiscal years ended December 31, 2000, 1999 and 1998 to the named executive officers.

NAME, POSITION                                BASE                ALL OTHER
AND ORGANIZATION(S)                YEAR      SALARY     BONUS  COMPENSATION (1)
--------------------------------------------------------------------------------
Daniel L. Krieger, President of    1998     $151,200   $75,350    $19,883
the Company  (2)                   1999     $158,760   $85,778    $20,696
                                   2000     $165,900   $58,916    $16,695

Thomas H. Pohlman, President of    1998     $ 96,000   $24,000    $24,438
First National                     1999     $100,200   $32,900    $20,696
                                   2000     $112,200   $41,400    $15,085

Terrill L. Wycoff, Executive       1998     $ 96,240   $56,660    $19,001
Vice President of First National   1999     $100,200   $64,268    $20,696
                                   2000     $104,100   $43,962    $14,541

Edward C. Jacobson, Vice           1998     $ 86,880   $45,210    $16,415
President and Treasurer of the     1999     $ 90,000   $50,340    $18,153
Company                            2000     $ 92,700   $36,950    $12,733

William R. Tufford, President of   1998     $ 73,800   $20,000    $ 9,380
State Bank                         1999     $ 77,100   $22,600    $ 9,970
                                   2000     $ 80,400   $23,700    $ 9,890

--------------------------------

(1) Consists of contributions made on behalf of the named executive officer to the Ames National Corporation 401(k) Profit Sharing Plan and the Ames National Corporation Money Purchase Pension Plan sponsored by the Company and the Banks for the benefit of their respective employees.

(2) In 1998 and 1999 Krieger also served as president of First National which paid 100% of his salary, bonus and retirement plan contributions. In 2000, the Company paid 100% of compensation and retirement plan contributions.

EMPLOYEE BENEFIT PLANS

Stock Purchase Plan. In 1998, the shareholders approved a ten-year extension of the Ames National Corporation Stock Purchase Plan (the "Stock Purchase Plan") which provides eligible employees and directors of the Company and the Banks with an opportunity on an annual basis to purchase Common Stock at fair market value. The Stock Purchase Plan was originally approved in 1978 and extended for an additional ten-year period in 1988. The 1998 extension of the Stock Purchase Plan authorized the inclusion of a larger group of employees and made non-employee directors eligible to purchase Common Stock. Under the Stock Purchase Plan, a total of 14,000 shares of Common Stock are made available for purchase on June 15 of each year for the duration of the ten year program.

The Stock Purchase Plan was originated in 1978 due to the lack of availability of Common Stock resulting from a very narrow market in the stock. It offers Common Stock to employees and directors as a long-range incentive designed to reward performance and to benefit shareholders. The availability of 14,000 shares per year through the Stock Purchase Plan is intended to provide employees and directors with increased motivation and incentive as owners, to work diligently and efficiently on behalf of the Company. It also increases their personal stake in the Company's success through the opportunity to increase the value of their Common Stock ownership.

In order to be eligible to purchase Common Stock under the Stock Purchase Plan, employees who are not officers or supervisors must have attained three full years of service and be employed on the last day of the year prior to the next June 15th sale date. Any supervisor or officer who is employed on June 15th, or any person who is serving as a director on June 15th, is also eligible to participate under the Stock Purchase Plan.

The number of shares made available to an eligible employee is based on that employee's total annual compensation as a percentage of the total annual compensation of all employees eligible to participate under the Stock Purchase Plan. In addition, non-employee directors are granted the right to purchase 80 shares each year at the same price as other eligible participants. There is no vesting in the right to purchase shares.

All purchases of shares are made at fair market value of the Common Stock as established on an annual basis. Fair market value is determined by an independent appraiser, except to the extent that there is ample evidence of current market transactions in the Common Stock, including quotations on the over-the-counter bulletin board or similar market pricing. The purchase price, as so determined, is approved by the Board of Directors of the Company at its annual May meeting and all purchases of Common Stock pursuant to the Stock Purchase Plan occur on June 15th of each year.

During the fiscal year ended December 31, 2000, the eligible participants purchased 3,644 shares of the 14,000 shares of Common Stock made available.

401(k) Profit Sharing Plan. The Company adopted the Ames National Corporation 401(k) Profit Sharing Plan (the "401(k) Plan") effective December 31, 1995 to reward eligible employees of the Company and the Banks for their loyalty and length of service by providing them with retirement benefits.

All employees become participants under the 401(k) Plan on the first day of January coincident with or immediately following the date on which they complete 6 months of service and attain age 20 1/2. Each eligible employee may elect to defer compensation up to 6% (in general) as a contribution to the 401(k) Plan. At the end of the year, the employer will match all employee contributions up to 2% of the compensation deferred; provided, however, the employee is still employed on December 31st of that year. Both the employee contribution and the employer matching contribution are fully vested for each employee. This means that the employee will always be entitled to this amount subject to investment gains or losses.

The employer may also make a discretionary contribution to the 401(k) Plan at the end of the year for each employee. However, the employee is not vested in any of the employer discretionary contributions until such employee has completed 5 years of service, at which time all of such discretionary contributions, if any, shall be fully vested in the employee. Any of such contributions that do not become vested in the employee shall be forfeited and shall be used to reduce future employer discretionary contributions.

Employees or their beneficiaries are entitled to a distribution of 100% of their account balance upon retirement, death or disability. If employment is terminated for reasons other than those listed above, the employee will be entitled to receive only the vested percentage of their account balance after the accounting is completed at the end of the year. This balance may be transferred to another plan or put into an Individual Retirement Account without loss of principal. If taken in cash; however, it will be subject to income tax withholding and may be subject penalties depending on the employee's age.

The employee's deferred compensation and the employer contributions will be invested and managed by the Trust Department of First National. The 401(k) Plan is administered by a committee appointed by the Board of Directors of the Company.

Money Purchase Pension Plan. The Company adopted the Ames National Corporation Money Purchase Pension Plan (the "Money Purchase Plan") effective December 15, 1995 to reward eligible employees of the Company and the Banks for their loyalty and length of service by providing them with retirement benefits.

All employees become participants under the Money Purchase Plan on the first day of January coincident with or immediately following the date on which they complete 6 months of service and attain age 20 1/2. At the end of the year, the employer will make a contribution of 5% of the participant's compensation; provided the employee is still employed on December 31st of that year. However, none of the employer contributions shall be vested in the employee until the employee has completed 5 years of service, at which time all of such contributions, if any, shall be fully vested in the employee. Any of such contributions that do not become vested in the employee shall be forfeited and shall be used to reduce future employer contributions.

Employees or their beneficiaries are entitled to distribution of 100% of their account balance upon retirement, death or disability. If employment is terminated for reasons other than those listed above, the employee will be entitled to receive only the vested percentage of their account balance after the accounting is completed at the end of the year. This balance may be transferred to another plan or put into an Individual Retirement Account without loss of principal. If taken in cash, however, it will be subject to income tax withholding and may be subject to penalties depending on the employee's age.

The employer contributions will be invested and managed by the Trust Department of First National. The Money Purchase Plan is administered by a Committee appointed by the Board of Directors of the Company.

DIRECTOR COMPENSATION

Directors of the Company were paid a fee of $350 during 2000 for each meeting attended, with regular meetings of the Board of Directors held once each quarter during the year. Directors are not paid a separate fee for attending meetings of committees of the Board of Directors of the Company.

Directors of the Company who also serve as directors of one of the Banks received fees during 2000 as follows: (i) First National -- $545 per board meeting attended (with meetings held on a monthly basis), and $270 annually for committee meeting(s) attended; (ii) Boone Bank -- $340 per board meeting attended (with meetings held on a monthly basis), and $120 annually for committee meeting(s) attended; (iii) State Bank -- $340 per board meeting attended (with meetings held on a monthly basis), except that James R. Christy received a fee of $545 per meeting attended in his capacity of chairman of the board of State Bank; and (iv) Randall-Story Bank -- $250 per board meeting attended (with meetings held on a monthly basis), except that Carroll B. Kinseth received a fee of $1,000 per meeting attended in his capacity as chairman of the board of Randall-Story Bank.

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain directors and executive officers of the Company and/or the businesses with which they are associated have had transactions with one or more of the Banks, including loans and deposits. All such loans and deposits were made in the ordinary course of business on substantially the same terms (including interest rates and collateral) as those prevailing at the same time for comparable transactions with unaffiliated persons, and did not involve more than the normal risk of collectability or other unfavorable features. As of December 31, 2000, the aggregate outstanding amount of all loans to directors and executive officers of the Company and their affiliated entities was approximately $5,235,102. None of these loans are on non-accrual status, are past due, restructured or potential problem loans.

ITEM 8.  LEGAL PROCEEDINGS

The Banks are from time to time parties to various legal actions arising in the normal course of business. The Company believes that there is no threatened or pending proceeding against the Company or the Banks, which, if determined adversely, would have a material adverse effect on the business or financial position of the Company or the Banks.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE COMPANY'S COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

NATURE OF TRADING MARKET

At December 31, 2000, the Company had approximately 530 shareholders of record. There is no established public trading market for the Common Stock, as it is not traded on any exchange or through an automated quotation system. Howe Barnes Investments, Inc., Chicago, and US Bancorp-Piper Jaffrey make a market in the Common Stock under the symbol "ATLO". Shareholders typically hold the Common Stock for investment. Therefore, there has been very little active trading in the Common Stock until the last several years when shares were made available for sale as the result of estate settlements and gifting as a part of estate planning. No assurance can be given that an active trading market for the Common Stock will continue to develop. During 2000, there were 47 transfers known to the Company. These transfers were believed to involve a total of 160,007 shares. To the Company's knowledge, during 2000, sales prices ranged from $55 to $57 per share. The last trade known to the Company occurred on April 26, 2001 at a price of $46.75 per share. These prices are not necessarily indicative of the fair market value of the Common Stock, nor is the Company necessarily aware of all transfers or the price of those transfers.

As of the date of this Registration Statement: (i) there are no outstanding options or warrants to purchase any Common Stock or any outstanding securities of the Company convertible into Common Stock; (ii) Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), is not available for resale of any Common Stock as the Company has not satisfied the public information requirements of that regulation; (iii) the Company has not agreed to register any shares of Common Stock for resale under the Securities Act; and
(iv) there are no shares of Common Stock that are being, or have been publicly proposed to be, publicly offered by the Company.

DIVIDEND HISTORY

Since its inception in 1975, the Company has annually paid stock and/or cash dividends to its shareholders and has increased the amount paid each year since 1975. During 2000, the Company paid a cash dividend of $1.56 per share compared to cash dividends of $1.47 per share in 1999 and $1.335 per share in 1998. Dividend declarations are evaluated and determined by the Board of Directors on a quarterly basis. Quarterly dividends paid during the last two years were as follows:

            2000                                     1999
------------------------------           ------------------------------

1st Quarter      .38 per share           1st Quarter     .355 per share
2nd Quarter      .38 per share           2nd Quarter     .355 per share
3rd Quarter      .40 per share           3rd Quarter     .38  per share
4th Quarter      .40 per share           4th Quarter     .38  per share

The Company intends to continue its policy of paying cash dividends on its Common Stock in amounts not less than those paid in recent periods. The ability of the Company to continue to pay such dividends will depend primarily upon the earnings of Banks and their ability to pay dividends to the Company. It is anticipated that Banks will continue to pay dividends on a regular basis in the future.

The ability of the Banks to pay dividends is governed by various statutes. First National, as a national bank, generally may pay dividends from undivided profits without restriction, provided that its surplus fund is at least equal to its common stock capital fund. However, a national bank must seek the prior approval of the OCC in the event that the total of all dividends declared by such bank in any calendar year exceeds the total of its net income for that year plus the retained net income of the sum of two preceding years (less any required transfers to its surplus account or as may be required to redeem preferred stock). The state Banks are restricted under Iowa law from paying dividends only out of undivided profits. These statutes provide that no bank shall declare or pay any dividend in an amount greater than its retained earnings, without approval from governing regulatory bodies. In addition, applicable bank regulatory authorities have the power to require any bank to suspend the payment of any and all dividends until the bank shall have complied with all requirements that may have been imposed by such authorities.

ITEM 10.      RECENT SALES OF UNREGISTERED SECURITIES

The Company has engaged in certain sales of its Common Stock during the past three years without registration of such sales under the Securities Act. The unregistered sales of such Common Stock, the majority of which were made in connection with the Stock Purchase Plan, are as follows:

On June 15, 1998, the Company sold, on an original issuance basis, a total of 6,890 shares of Common Stock at a price of $37.00 per share, for an aggregate purchase price of $254,930, to eligible employees and directors under the Stock Purchase Plan. The Company relied on Rule 504 promulgated under the Securities Act ("Rule 504") to exempt the issuance of such shares from the registration provisions of the Securities Act.

On December 18, 1998, the Company sold 300 shares of its Common Stock, previously reacquired and held as treasury stock, at a price of $50.00 per share, for an aggregate purchase price of $15,000, to three purchasers (100 shares each). Each of the purchasers was a newly-elected director of one of the Banks. The Company relied on the private placement exemption contained in
Section 4(2) of the Securities Act to exempt the sale of such shares from the registration provisions of the Securities Act.

On June 15, 1999, the Company sold a total of 8,654 shares of its Common Stock, previously reacquired and held as treasury shares, at a price of $52.00 per share, for an aggregate purchase price of $450,008, to eligible employees and directors under the Stock Purchase Plan. The Company relied on Rule 504 to exempt the sale of such shares from the registration provisions of the Securities Act.

On December 28, 1999, the Company sold 100 shares of its Common Stock, previously reacquired and held as treasury shares, at a price of $55.00 per share, for an aggregate purchase price of $5,500, to a newly-elected director of Randall-Story Bank. The Company relied on the private placement exemption contained in Section 4(2) of the Securities Act to exempt the sale of such shares from the registration provisions of the Securities Act.

Between the dates of January 3, 2000 to January 26, 2000, the Company sold 19,293 shares of its Common Stock, previously reacquired and held as treasury shares, at a price of $55.00 per share, for an aggregate purchase price of $1,061,115, to a total of 39 purchasers, all but four of whom were current shareholders of the Company. Of the 35 purchasers who were already shareholders of the Company at the time of purchase, 18 were directors and officers of the Company or the Banks or other current or former employees of the Banks. No advertising or other means of general solicitation was used to locate purchasers, as all sales were arranged through contacts by directors or officers of the Company or the Banks with individuals with whom they had pre-existing business or personal relationships. No commissions or other form of remuneration was paid for locating purchasers. The Company relied on the private placement exemption contained in Section 4(2) of the Securities Act to exempt the sale of such shares from the registration provisions of the Securities Act.

On June 15, 2000, the Company sold a total of 3,644 shares of its Common Stock, previously reacquired and held as treasury shares, at a price of $57.00 per share, for an aggregate purchase price of $207,708, to eligible employees and directors under the Stock Purchase Plan. The Company relied on Rule 504 to exempt the sale of such shares from the registration provisions of the Securities Act.

There have been no sales of Common Stock of the Company, either through original issuance or the sale of previously reacquired shares, between June 15, 2000 and the filing of this Registration Statement.

ITEM 11.  DESCRIPTION OF COMPANY'S SECURITIES TO BE REGISTERED

GENERAL

The Company's authorized capital stock consists of 6,000,000 shares of Common Stock, par value $5 per share, which constitutes the class of securities being registered pursuant to this Registration Statement. As of December 31, 2000, 3,122,293 shares of such Common Stock were issued and outstanding, with 30,937 shares held as treasury stock, leaving 2,846,770 shares authorized but unissued. Of the authorized and unissued shares, 81,027 shares have been reserved for issuance under the Stock Purchase Plan. There is no preferred or other capital stock authorized for issuance. Each share of Common Stock has the same relative rights as, and is identical in all other respects to, each other share of Common Stock. The shares of Common Stock are non-assessable when issued upon payment of the full consideration therefor as established by the Board of Directors.

VOTING RIGHTS

Each share of Common Stock is entitled to one vote upon each matter submitted to a vote of the shareholders, including the election of directors. There is no right to cumulative voting in the election of directors. A majority of the shares entitled to vote at any meeting, represented in person or by proxy, constitutes a quorum for conducting business. The affirmative vote of the majority of the shares represented at any meeting at which a quorum is present shall be the act of the shareholders, unless a greater vote is required by law. Shareholders are entitled to vote by proxy, provided that a proxy shall be valid only if given in writing and for the meeting specified therein.

CLASSIFICATION OF BOARD OF DIRECTORS

The Board of Directors of the Company, which currently consists of ten (10) members, is divided into three classes for purposes of election of directors. At each annual meeting of the shareholders, three (3) directors (or four (4) directors in every third year) are elected for a three (3) year term of service.

DIVIDEND RIGHTS

The Company may pay dividends as declared from time to time by the Board of Directors in its sole discretion out of funds legally available for the payment of dividends. The holders of Common Stock will be entitled to receive and share equally in all such dividends as may be declared by the Board of Directors. The ability of the Company to pay dividends will depend on the amount of dividends paid to it by the Banks. The dividend restrictions imposed on the Banks by statute and regulation may effectively limit the amount of dividends the Company can pay. See Item 5 of this Registration Statement. In addition, under Iowa corporate law, the Board of Directors is barred from making any dividend payment if, after giving effect to such payment, the Company is either unable to pay its debts as they become due in the usual course of business, or the Company's total assets would be less than the sum of its total liabilities.

LIQUIDATION/DISSOLUTION

In the event of any liquidation, dissolution or winding up of the Company, the holders of the Common Stock would be entitled to receive, on a pro-rata basis, after payment of all debts and liabilities of the Company (including all deposit accounts and accrued interest thereon), all assets of the Company available for distribution.

NO PREEMPTIVE RIGHTS

The shareholders do not have any preemptive rights to acquire unissued shares of Common Stock upon a decision by the Board of Directors to issue such shares.

"ANTI-TAKEOVER" PROVISIONS

The Restated Articles of Incorporation of the Company (the "Restated Articles") contain a provision whereby the Company has elected to adopt Section 1110 of the Iowa Business Corporation Act imposing certain restrictions on the consummation of a "business combination" with an "interested shareholder". The term "business combination" is broadly defined under the statute to include any merger, sale of assets, liquidation or recapitalization of the Company as well as various types of self-dealing transactions between the Company and the interested shareholder. The term "interested shareholder" is defined under the statute as any person beneficially owning 10% or more of the outstanding shares of the Company. Under the statute, the Company is prohibited from consummating any business combination with an interested shareholder for a period of three years after the date the person becomes an interested shareholder, unless: (i) prior to the time the person becomes an interested shareholder, the Board of Directors of the Company approves either the business combination or the transaction which resulted in the person becoming an interested shareholder; (ii) upon consummation of the transaction which resulted in the person becoming an interested shareholder, such person owns at least 85% of the shares of the Company (excluding shares owned by persons who are directors or officers of the Company); or (iii) the business combination with the interested shareholder is approved by the Board of Directors and by the shareholders of the Company by an affirmative vote of at least two-thirds of the outstanding shares (not including any shares owned by the interested shareholder). This provision of the Restated Articles may not be amended unless at least two-thirds of the shares of the Company vote in favor of such an amendment. Under the Iowa Business Corporation Act, Section 1110 is automatically applicable to Iowa corporations whose stock is traded on a national securities exchange or authorized for quotation on the national market system of the National Association of Securities Dealers, or if the corporation has in excess of 2,000 shareholders (unless the corporation elects to "opt out" of the statute). Section 1110 does, however, permit Iowa corporations, such as the Company, to whom Section 1110 would not automatically apply, to take advantage of its protections by including a provision in its articles of incorporation electing to be subject to Section 1110.

LIMITATION OF LIABILITY

The Restated Articles limit the liability of the directors to the fullest extent permitted by Iowa law. As so limited, no director shall be personally liable to the Company or the shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent of any liability arising from: (i) any breach of the director's duty of loyalty to the Company; (ii) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) any transaction from which the director derives an improper personal benefit; or (iv) for any distribution (i.e., a dividend or repurchase of stock) in violation of the applicable provisions of the Iowa Business Corporation Act.

ITEM 12.      INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Bylaws of the Company authorize the Company to indemnify its directors, officers, employees and agents, and any person who is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or enterprise, to the fullest extent permitted by the Iowa Business Corporation Act (except to the extent limited by any federal banking laws or regulations); provided: (i) no such indemnified person shall be indemnified with respect to any action, suit or proceeding in which such indemnified person is finally adjudged to have be negligent in the performance of his or her duties or to have committed an act or failed to perform a duty for which there is common law or statutory liability; and (ii) no such indemnified person shall be entitled to indemnification with respect to any settlement of any action, suit or proceeding unless the Board of Directors of the Company, by majority vote of the directors who were not parties to such action, suit or proceeding, shall have first approved the proposed settlement. Under the Iowa Business Corporation Act, a corporation may indemnify a director, officer, employee or agent if the person acted in good faith and if the person reasonably believed: (i) in the case of conduct in the person's official capacity with the corporation, that the person's conduct was in the corporation's best interests; or (ii) in all other cases, that the person's conduct was at least not opposed to the corporation's best interests.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The financial statements listed under Item 15 are filed as part of this Registration Statement.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On November 8, 2000, the Board of Directors of the Company approved the dismissal of KPMG LLP ("KPMG") as the Company's independent accountants. The dismissal was recommended by the Audit Committee of the Board of Directors. The dismissal was effective upon the issuance of KPMG's report on the consolidated financial statements of the Company for the year ended December 31, 2000.

The audit reports of KPMG on the consolidated financial statements of the Company for the years ended December 31, 2000 and 1999 do not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the audits of the years ended December 31, 2000 and 1999, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to KPMG's satisfaction, would have caused KPMG to make reference to the subject matter of the disagreement in connection with its reports.

The Company requested that KPMG furnish it with a letter addressed to the Securities and Exchange Commission ("SEC") stating whether or not KPMG agreed with the above statements. A copy of KPMG's letter to the SEC dated April 30, 2001 is filed as Exhibit 16 to this Registration Statement.

The Board of Directors of the Company approved the engagement of McGladrey & Pullen, LLP as the Company's new independent accountants effective January 1, 2001.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

The following consolidated financial statements of the Company are filed as part of this Registration Statement:

   1. Independent Auditors' Report dated March 2, 2001
   2. Consolidated Balance Sheets at December 31, 2000 and 1999
   3. Consolidated Statements of Income for Years Ended December 31, 2000, 1999 and 1998.
   4. Consolidated Statements of Stockholders' Equity and Comprehensive Income for Years Ended December 31, 2000, 1999 and 1998.
   5. Consolidated Statements of Cash Flows for Years Ended December 31, 2000, 1999 and 1998.
   6. Notes to Consolidated Financial Statements.

The Exhibits filed as a part of this Registration Statement are described in the
Exhibit Index immediately following the consolidated financial statements included herein.

                                    SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated this 30th day of April, 2001


                                  AMES NATIONAL CORPORATION

                                  By:  /s/ Daniel L. Krieger
                                       -----------------------------------------
                                       Daniel L. Krieger, President

                            AMES NATIONAL CORPORATION

                                AND SUBSIDIARIES

                        Consolidated Financial Statements

                           and Consolidating Schedules

                           December 31, 2000 and 1999

                   (With Independent Auditors' Report Thereon)

                          Independent Auditors' Report

The Board of Directors
Ames National Corporation:

We have audited the accompanying consolidated balance sheets of Ames National Corporation and subsidiaries (the Company) as of December 31, 2000 and 1999, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ames National
Corporation and subsidiaries as of December 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

Our audits were made for the purpose of forming an opinion on the consolidated financial statements taken as a whole. The consolidating information included in Schedules 1 and 2 is presented for purposes of additional analysis of the consolidated financial statements rather than to present the financial position and the results of operations of the individual companies. The consolidating information has been subjected to the auditing procedures applied in the audits of the consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the consolidated financial statements taken as a whole.

(Electronic Signature Here)


March 2, 2001

                                     AMES NATIONAL CORPORATION AND SUBSIDIARIES

                                             Consolidated Balance Sheets
                                             December 31, 2000 and 1999

                                        Assets                                       2000             1999
                                                                                ------------------------------
Cash and due from banks (note 2) ............................................   $  28,775,032     $ 26,142,396
Federal funds sold ..........................................................         245,000           85,000
Interest bearing deposits in financial institutions .........................         348,174          726,396
Securities available-for-sale (note 3) ......................................     232,706,157      254,163,739
Loans receivable, net (note 4) ..............................................     344,014,727      309,652,112
Bank premises and equipment, net (note 5) ...................................       5,216,301        5,382,356
Accrued income receivable ...................................................       7,020,614        6,615,264
Deferred taxes (note 9) .....................................................            --          2,437,420
Other assets ................................................................       1,058,762          676,277
                                                                                ------------------------------
           Total assets .....................................................   $ 619,384,767      605,880,960
                                                                                ==============================

                         Liabilities and Stockholders' Equity

Deposits (note 6):
   Demand ...................................................................   $  54,597,366       49,045,438
   NOW accounts .............................................................      96,328,264       93,819,157
   Savings and money market .................................................     122,321,564      118,440,344
   Time, $100,000 and over ..................................................      63,894,549       62,103,271
   Other time ...............................................................     156,287,112      161,211,497
                                                                                ------------------------------
           Total deposits ...................................................     493,428,855      484,619,707

FHLB advances (note 7) ......................................................      16,000,000        3,000,000
Federal funds purchased and securities sold under agreements to repurchase ..      19,007,419       37,285,312
Dividends payable ...........................................................       1,248,917        1,185,051
Deferred taxes (note 9) .....................................................         158,450               --
Accrued interest and other liabilities ......................................       3,363,665        3,718,181
                                                                                ------------------------------
           Total liabilities ................................................     533,207,306      529,808,251
                                                                                ------------------------------

Stockholders' Equity (note 11):

   Common stock, $5 par value; authorized 6,000,000 shares;
     issued 3,153,230 shares at December 31, 2000 and 1999 ..................      15,766,150       15,766,150
   Treasury stock, at cost; 30,937 and 53,868 shares at
     December 31, 2000 and 1999, respectively ...............................      (1,677,605)      (2,824,155)
   Surplus ..................................................................      25,428,994       25,307,051
   Retained earnings ........................................................      44,036,378       39,849,354
   Accumulated other comprehensive income (loss) - net unrealized gain (loss)
     on securities available-for-sale .......................................       2,623,544       (2,025,691)
                                                                                ------------------------------
           Total stockholders' equity .......................................      86,177,461       76,072,709

Commitments and Contingencies (note 10)
                                                                                ------------------------------
                                                                                $ 619,384,767      605,880,960
                                                                                ==============================

See accompanying notes to consolidated financial statements.

                   AMES NATIONAL CORPORATION AND SUBSIDIARIES

                        Consolidated Statements of Income
                  Years Ended December 31, 2000, 1999 and 1998




                                                                    2000          1999          1998
                                                                ---------------------------------------
Interest and dividend income:
    Loans ...................................................   $28,306,128    24,386,312    23,946,523
    Securities ..............................................    14,313,751    14,838,813    14,034,578
    Federal funds sold ......................................       376,851       293,594       810,167
    Dividends ...............................................     1,020,822       842,823       648,110
                                                                ---------------------------------------
                                                                 44,017,552    40,361,542    39,439,378
                                                                ---------------------------------------
Interest expense:
    Deposits ................................................    20,937,730    18,893,947    18,693,372
    Other borrowed funds ....................................     3,322,924     1,087,013       974,653
                                                                ---------------------------------------
                                                                 24,260,654    19,980,960    19,668,025
                                                                ---------------------------------------

          Net interest income ...............................    19,756,898    20,380,582    19,771,353
Provision for loan losses (note 4) ..........................       460,049       166,260       437,322
                                                                ---------------------------------------
          Net interest income after provision for loan losses    19,296,849    20,214,322    19,334,031
                                                                ---------------------------------------

Noninterest income:
    Trust department income .................................       879,686       932,291       810,244
    Service fees ............................................     1,454,528     1,594,549     1,336,301
    Securities gains, net (note 3) ..........................       715,929     1,265,520     1,070,102
    Recovery of written-off investment ......................          --         846,407        57,975
    Other ...................................................     1,079,821     1,111,317     1,560,182
                                                                ---------------------------------------
          Total noninterest income ..........................     4,129,964     5,750,084     4,834,804
                                                                ---------------------------------------

Noninterest expense:
    Salaries and employee benefits (note 8) .................     6,347,357     6,151,031     5,766,001
    Occupancy expenses ......................................       708,188       706,895       747,608
    Data processing .........................................     1,557,875     1,793,307     1,493,326
    Other operating expenses ................................     2,098,580     2,557,315     2,256,919
                                                                ---------------------------------------
          Total noninterest expense .........................    10,712,000    11,208,548    10,263,854
                                                                ---------------------------------------

          Income before income taxes ........................    12,714,813    14,755,858    13,904,981
Income tax expense (note 9) .................................     3,595,951     4,428,716     4,278,949
                                                                ---------------------------------------
          Net income ........................................   $ 9,118,862    10,327,142     9,626,032
                                                                =======================================

Basic earnings per share ....................................   $      2.92          3.31          3.07
                                                                =======================================

See accompanying notes to consolidated financial statements.

                   AMES NATIONAL CORPORATION AND SUBSIDIARIES

    Consolidated  Statements of Stockholders'  Equity and  Comprehensive  Income
                  Years ended December 31, 2000, 1999 and 1998


                                                                                                           Accumulated
                                                                                                             Other

                                                         Common      Treasury                  Retained   Comprehensive
                                                         Stock         Stock       Surplus     Earnings    Income (Loss)    Total
                                                      ------------------------------------------------------------------------------
Balance at December 31, 1997 ......................   $ 7,865,850  $        --   $28,981,789  $32,848,527  $ 4,349,235  $74,045,401
Comprehensive income:
   Net income .....................................            --           --            --    9,626,032           --    9,626,032
   Net change in unrealized gains on securities
     available-for-sale ...........................            --           --            --           --    1,952,463    1,952,463
   Less: reclassification adjustment for net
     realized gains included in net income (net
     of tax expense) ..............................            --           --            --           --     (611,406)    (611,406)
                                                      ------------------------------------------------------------------------------
        Total comprehensive income ................            --           --            --    9,626,032    1,341,057   10,967,089
                                                      ------------------------------------------------------------------------------

Stock dividends declared ..........................     7,865,850           --    (3,932,925)  (3,932,925)          --           --
Cash dividends declared, $1.34 per share ..........            --           --            --   (4,355,215)          --   (4,355,215)
Issuance of 6,890 shares of common stock ..........        34,450           --       220,480           --           --      254,930
Purchase of 36,771 shares of treasury stock .......            --   (1,818,651)           --           --           --   (1,818,651)
Sale of 300 shares of treasury stock ..............            --       12,300         2,700           --           --       15,000
                                                      ------------------------------------------------------------------------------
Balance at December 31, 1998 ......................   $15,766,150   (1,806,351)   25,272,044   34,186,419    5,690,292   79,108,554
Comprehensive income:
   Net income .....................................            --           --            --   10,327,142          --    10,327,142
   Net change in unrealized gains on securities
     available-for-sale ...........................            --           --            --           --  (7,032,390)   (7,032,390)
   Less: reclassification adjustment for net
     realized gains included in net income (net of
     tax expense) .................................            --           --            --           --    (683,593)     (683,593)
                                                      ------------------------------------------------------------------------------
        Total comprehensive income ................            --           --            --   10,327,142  (7,715,983)    2,611,159
                                                      ------------------------------------------------------------------------------

Cash dividends declared, $1.47 per share ..........            --           --            --   (4,664,207)          --   (4,664,207)
Purchase of 26,150 shares of treasury stock .......            --   (1,438,305)           --           --           --   (1,438,305)
Sale of 8,844 shares of treasury stock ............            --      420,501        35,007           --           --      455,508
                                                      ------------------------------------------------------------------------------
Balance at December 31, 1999 ......................   $15,766,150  $(2,824,155)   25,307,051   39,849,354   (2,025,691)  76,072,709

Comprehensive income:
   Net income .....................................            --           --            --    9,118,862           --    9,118,862
   Net change in unrealized gains on securities
     available-for-sale ...........................            --           --            --           --    5,100,270    5,100,270
   Less: reclassification adjustment for net
     realized gains included in net income (net of
     tax expense) .................................            --           --            --           --     (451,035)    (451,035)
                                                      ------------------------------------------------------------------------------
        Total comprehensive income ................            --           --            --    9,118,862    4,649,235   13,768,097
                                                      ------------------------------------------------------------------------------

Cash dividends declared, $1.56 per share ..........            --           --            --   (4,931,838)          --   (4,931,838)
Sale of 22,931 shares of treasury stock ...........            --    1,146,550       121,943           --           --    1,268,493
                                                      ------------------------------------------------------------------------------
Balance at December 31, 2000 ......................   $15,766,150   (1,677,605)  $25,428,994   44,036,378  $ 2,623,544   86,177,461
                                                      ==============================================================================

See accompanying notes to consolidated financial statements.

                   AMES NATIONAL CORPORATION AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows
                  Years Ended December 31, 2000, 1999 and 1998


                                                                                            2000           1999            1998
                                                                                       ---------------------------------------------
Cash flows from operating activities:
   Net income ......................................................................   $  9,118,862     $10,327,142     $ 9,626,032
   Adjustments to reconcile net income to net cash provided by operating activities:
     Provision for loan losses .....................................................        460,049         166,260         437,322
     Amortization and accretion, net ...............................................         (9,227)         13,331          (8,966)
     Depreciation ..................................................................        731,370         919,005         693,969
     Provision for deferred taxes ..................................................       (137,000)         12,500         151,010
     Gain on sale of securities available-for-sale .................................       (715,929)     (1,265,520)     (1,070,102)
     Gain on sale of property and equipment ........................................        (94,135)             --              --
     Recovery of written-off investment ............................................           --           (846,407)       (57,975)
     (Increase) decrease in accrued income receivable ..............................       (405,350)        (183,638)        60,017
     Decrease (increase) in other assets ...........................................       (382,484)         490,528       (643,826)
     (Decrease) increase in accrued interest and other liabilities .................       (354,516)        (876,979)       104,100
                                                                                       ---------------------------------------------
           Net cash provided by operating activities ...............................      8,211,640        8,756,222      9,291,581
                                                                                       ---------------------------------------------

Cash flow from investing activities:

   Purchase of securities available-for-sale .......................................    (28,065,802)     (85,097,789)   (51,743,935)
   Proceeds from sale of securities available-for-sale .............................     30,835,280        8,157,702      4,550,691
   Proceeds from recovery of written-off investment ................................           --             846,407        57,975
   Proceeds from maturities of securities available-for-sale .......................     26,795,364       56,773,055     34,816,761
   Proceeds from sale of property and equipment ....................................        146,152               --             --
   Purchase of securities held to maturity .........................................           --                 --    (16,382,982)
   Proceeds from maturities of securities held to maturity .........................           --                 --     29,440,808
   Net decrease (increase) in interest bearing deposits in financial institutions ..        378,222          679,102       (252,659)
   Net decrease (increase) in federal funds sold ...................................       (160,000)      11,315,000    (11,400,000)
   Net increase in loans ...........................................................    (34,822,664)     (22,105,741)   (21,844,740)
   Purchase of bank premises and equipment .........................................       (617,332)        (839,017)    (1,024,917)
                                                                                       ---------------------------------------------
           Net cash used in investing activities ...................................     (5,510,780)     (30,271,281)   (33,782,998)
                                                                                       ---------------------------------------------

Cash flows from financing activities:

   Increase in deposits ............................................................      8,809,148        2,107,009     40,159,515
   Increase (decrease) in federal funds purchased and securities sold
     under agreements to repurchase ................................................     (5,277,893)      29,755,604     (8,941,103)
   Dividends paid ..................................................................     (4,867,972)      (4,585,605)    (4,192,668)
   Treasury stock sold .............................................................           --         (1,438,305)    (1,818,651)
   Proceeds from issuance of common stock and treasury stock .......................      1,268,493          455,508        269,930
                                                                                       ---------------------------------------------
           Net cash provided by (used in) financing activities .....................        (68,224)      26,294,211     25,477,023
                                                                                       ---------------------------------------------
           Net increase in cash and cash equivalents ...............................      2,632,636        4,779,152        985,606
                                                                                       ---------------------------------------------
Cash and cash equivalents at beginning of year .....................................     26,142,396       21,363,244     20,377,638
                                                                                       ---------------------------------------------
Cash and cash equivalents at end of year ...........................................   $ 28,775,032       26,142,396     21,363,244
                                                                                       =============================================

Supplemental disclosures of cash flow information:

   Cash paid for interest ..........................................................   $ 24,720,709       20,044,292     19,649,013
   Cash paid for taxes .............................................................      3,681,134        4,614,727      4,497,229
                                                                                       =============================================

See accompanying notes to consolidated financial statements.

                   AMES NATIONAL CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 2000

(1) Summary of Significant Accounting Policies

Description of Business

Ames National Corporation and subsidiaries (the Company) operates in the commercial banking industry through its subsidiaries in Ames, Boone, Story City, and Nevada, Iowa. Loan and deposit customers are located primarily in Story, Boone, and Hamilton counties, Iowa and adjacent counties.

Segment Information

The Company has one operating segment: banking. The banking segment generates revenues through personal, business, agricultural and commercial lending, management of the investment securities portfolio, providing deposit account services and providing trust services.

Consolidation

The consolidated financial statements include the accounts of Ames National Corporation (the Parent Company) and its wholly owned subsidiaries, First National Bank, Ames, Iowa; State Bank & Trust Co., Nevada, Iowa; Boone Bank and Trust Co., Boone, Iowa; and Randall-Story State Bank, Story City, Iowa (collectively, the Banks). All significant intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand and amounts due from banks.

Securities Available-for-Sale

Securities available-for-sale consist of debt securities not classified as trading or held-to-maturity and are carried at fair value. Unrealized holding gains and losses, net of deferred income taxes, are reported in a separate component of accumulated other comprehensive income until realized. Realized gains and losses on the sale of such securities are determined using the specific identification method and are reflected in the consolidated statements of income. Premiums and discounts are recognized in interest income using the interest method over the period to maturity or call date of the related security.

Unrealized losses judged to be other than temporary are charged to operations.

Loans

Loans are stated at the principal amount outstanding, net of deferred loan fees and the allowance for loan losses. Interest on loans is credited to income as earned based on the principal amount outstanding. The Banks' policy is to discontinue the accrual of interest income on any loan when, in the opinion of management, there is reasonable doubt as to the timely collectibility of interest or principal. Nonaccrual loans are returned to an accrual status when, in the opinion of management, the financial position of the borrower indicates there is no longer any reasonable doubt as to timely payment of principal or interest.

Concentrations of Credit Risk

The Banks originate real estate, consumer, and commercial loans, primarily in Story, Boone, and Hamilton Counties, Iowa, and adjacent counties. Although the Banks have diversified loan portfolios, a substantial portion of their borrowers' ability to repay loans is dependent upon economic conditions in the Banks' market areas.

Allowance for Loan Losses

The allowance for loan losses is maintained at a level deemed appropriate by management to provide for known and inherent risks in the loan portfolio. The allowance is based upon a continuing review of past loan loss experience, current economic conditions, and the underlying collateral value securing the loans. Loans which are deemed to be uncollectible are charged off and deducted from the allowance. Recoveries on loans charged-off and the provision for loan losses are added to the allowance.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation. Depreciation expense is computed using straight-line and accelerated methods over the estimated useful lives of the respective assets.

Trust Department Assets

Property held for customers in fiduciary or agency capacities is not included in the accompanying consolidated balance sheets, as such items are not assets of the Banks.

Income Taxes

Deferred  tax  assets  and   liabilities  are  recognized  for  the  future  tax
consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company files a consolidated federal income tax return, with each entity computing its taxes on a separate company basis. For state tax purposes, the Banks file franchise tax returns, while the Parent Company files a corporate income tax return.

Fair Value of Financial Instruments

The following methods and assumptions were used by the Company in estimating fair value disclosures:

   o Cash and due from banks - The recorded amount of cash and due from banks approximates fair value.

   o Federal funds sold - The recorded amount of Federal funds sold approximates fair value, because of the short term nature of the instruments.

   o Interest-bearing deposits - The recorded amount of interest-bearing deposit approximates fair value.

   o Investment securities - Fair values of investment securities are based on bid prices published in financial newspapers, bid quotations received from securities dealers, or quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued.

   o Loans -The fair value of loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates, which reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the historical experience, with repayments for each loan classification modified, as required, by an estimate of the effect of current economic and lending conditions. The effect of nonperforming loans is considered in assessing the credit risk inherent in the fair value estimate.

   o Deposit liabilities - Fair values of deposits with no stated maturity, such as noninterest-bearing demand deposits, savings and NOW accounts, and money market accounts, are equal to the amount payable on demand as of the respective balance sheet date. Fair values of certificates of deposit are based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities. The fair value estimates do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

   o FHLB advances - The recorded amount of FHLB advances approximates fair value because of the short-term nature of the investments.

   o Other borrowings - The carrying amounts of federal funds purchased and securities sold under agreements to repurchase approximate fair value because of the short-term nature of the instruments.

   o Accrued income receivable and accrued interest payable - The carrying amounts of accrued income receivable and interest payable approximate fair value.

   o Limitations - Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Earnings Per Share

Basic earnings per share computations for the years ended December 31, 2000, 1999, and 1998, were determined by dividing net income by the weighted-average number of common shares outstanding during the years then ended. The Company had no potentially dilutive securities outstanding during the periods presented.

The following information was used in the computation of basic earnings per share for the years ended December 31, 2000, 1999, and 1998.

                                                   2000         1999        1998
                                                ------------------------------------
Basic EPS computation:
    Net income ..............................   $9,118,862   10,327,142    9,626,032
    Weighted-average common shares oustanding    3,120,375    3,118,427    3,138,979
                                                ----------   ----------   ----------
           Basic EPS ........................   $     2.92         3.31         3.07
                                                ==========   ==========   ==========

Effects of New Statement of Financial Accounting Standards

Statement of Financial Accounting Standard (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, and SFAS No. 138, Accounting for Certain Derivative Instruments and Hedging Activities--An Amendment of FASB Statement No. 133, was effective for the Company for the year beginning January 1, 2001. The adoption of these standards did not have a material effect on the Company's consolidated financial statements.

Statement of Financial Accounting Standards (SFAS) 140, Accounting for Transfers and Servicing of Financial Asset and Extinguishments of Liabilities, is effective for transfers and servicing of financial assets and extinguishments of liabilities after March 31, 2001. Management does not expect the adoption of this standard to have a material effect on the Company's consolidated financial statement.

(2) Restrictions on Cash and Due from Banks

The Federal Reserve Bank requires member banks to maintain  certain cash and due
from  bank  reserves.   The  subsidiary  banks'  reserve   requirements  totaled
approximately $5,580,000 at December 31, 2000.

(3) Debt and Equity Securities

Debt and equity securities have been classified in the consolidated balance sheet according to management's intent. The carrying amount of securities and their approximate fair values at December 31, 2000 and 1999 are summarized below:


                                                          Gross          Gross
                                         Amortized      Unrealized     Unrealized     Estimated
                 2000                      Cost           Gains          Losses       Fair Value
------------------------------------------------------------------------------------------------
Securities available-for-sale:
    U. S. treasury .................   $ 22,970,692        192,215         13,077     23,149,830
    U. S. government agencies ......     86,193,244        416,748        745,708     85,864,284
    State and political subdivisions     60,644,943        947,188        181,099     61,411,032
    Corporate bonds ................     43,739,245        244,474        816,714     43,167,005
    Equity securities ..............     14,992,738      4,121,268             --     19,114,006
                                       ------------   ------------   ------------   ------------
                                       $228,540,862      5,921,893      1,756,598    232,706,157
                                       ============   ============   ============   ============

               1999

------------------------------------

Securities available-for-sale:
    U. S. treasury .................   $ 29,669,835         93,608        164,080     29,599,363
    U. S. government agencies ......    100,568,999         41,122      3,400,843     97,209,278
    State and political subdivisions     65,707,280        168,175      1,293,199     64,582,256
    Corporate bonds ................     47,274,742        100,735      1,365,056     46,010,421
    Equity securities ..............     14,159,691      2,602,730             --     16,762,421
                                       ------------   ------------   ------------   ------------
                                       $257,380,547      3,006,370      6,223,178    254,163,739
                                       ============   ============   ============   ============

The amortized cost and estimated fair value of securities available-for-sale as of December 31, 2000 are shown below by contractual maturity. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                     Amortized        Estimated
                                                       Cost           Fair Value
                                                   -----------------------------

Due in one year or less ......................     $ 29,149,188       29,174,609
Due after one year through five years ........       95,956,342       96,113,747
Due after five years through ten years .......       66,095,248       65,911,507
Due after ten years ..........................       22,347,346       22,392,288
                                                   -----------------------------
                                                    213,548,124      213,592,151
Equity securities ............................       14,992,738       19,114,006
                                                   -----------------------------
                                                   $228,540,862      232,706,157
                                                   =============================

At December 31, 2000 and 1999, securities with a carrying value of approximately $39,307,000 and $36,722,000, respectively, were pledged as collateral on public deposits, repurchase agreements, and for other purposes as required or permitted by law.

Gross realized gains and gross realized losses on sales of available-for-sale securities were $790,793 and $74,864, respectively, in 2000, and $1,290,456 and $24,936, respectively, in 1999, and $1,089,136 and $19,034, respectively in 1998.

(4) Loans Receivable

The composition of net loans receivable at December 31, 2000 and 1999 is as follows:

                                                     2000               1999
                                                 -------------------------------

Commercial and agricultural ..............       $ 82,153,469         74,494,963
Real estate ..............................        243,394,465        217,071,554
Installment ..............................         14,710,597         13,738,596
Other ....................................          9,865,302         10,159,307
                                                 -------------------------------
                                                  350,123,833        315,464,420
                                                 -------------------------------
Deduct:
    Allowance for loan losses ............          5,373,167          4,986,474
    Deferred loan fees ...................            735,939            825,834
                                                 -------------------------------
                                                    6,109,106          5,812,308
                                                 -------------------------------
                                                 $344,014,727        309,652,112
                                                 ===============================

Changes in the allowance for loan losses for the year ended December 31, 2000, 1999 and 1998 are as follows:

                                          2000           1999           1998
                                      ------------------------------------------

Balance at beginning of year ......   $ 4,986,474      4,845,822      4,458,684
    Provision for loan losses .....       460,049        166,260        437,322
    Recoveries of loans charged-off        77,669         32,970         93,379
    Loans charged-off .............      (151,025)       (58,578)      (143,563)
                                      ------------------------------------------
Balance at end of year ............   $ 5,373,167      4,986,474      4,845,822
                                      ==========================================

Loans are made in the normal course of business to directors, officers, and principal holders of equity securities of the Parent Company and to their affiliates. The terms of these loans, including interest rates and collateral, are similar to those prevailing for comparable transactions with others and do not involve more than a normal risk of collectibility. Such loans amounted to $5,235,102 and $5,565,168 at December 31, 2000 and 1999, respectively.

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheet. The unpaid principal balances of these loans were $29,703,000 and $30,166,000 at December 31, 2000 and 1999, respectively.
Custodial escrow balances maintained in connection with the foregoing serviced loans, and included in demand deposits, were approximately $88,808 and $76,700 at December 31, 2000 and 1999, respectively.

At December 31, 2000 and 1999, the Company had nonaccrual loans of approximately $2,663,000 and $405,000, respectively, and restructured loans of $0 and $0, respectively. The allowance for loan losses related to these impaired loans was approximately $233,000 and $102,000 at December 31, 2000 and 1999, respectively. The average balances of impaired loans for the years ended December 31, 2000 and 1999 were $1,367,000 and $326,000, respectively. For the years ended December 31, 2000 and 1999, interest income which would have been recorded under the original terms of such loans was approximately $254,000 and $46,000, respectively, with $101,000 and $17,000, respectively, recorded.

The amount the Company will ultimately realize from these loans could differ materially from their carrying value because of future developments affecting the underlying collateral or the borrowers' ability to repay the loans. As of December 31, 2000 there were no material commitments to lend additional funds to customers whose loans were classified as nonaccrual or restructured.

(5) Bank Premises and Equipment

The major classes of bank premises and equipment and the total accumulated depreciation as of December 31, 2000 and 1999 are as follows:

                                                       2000             1999
                                                   -----------------------------

Land .......................................       $ 1,042,869           998,869
Buildings and improvements .................         5,495,324         5,215,662
Furniture and equipment ....................         5,701,396         5,503,878
                                                   -----------------------------
                                                    12,239,589        11,718,409
Less accumulated depreciation ..............         7,023,288         6,336,053
                                                   -----------------------------
                                                   $ 5,216,301         5,382,356
                                                   =============================


(6) Deposits

At December 31, 2000, the approximate maturities of time deposits are as follows:

  2001 .....................    $161,651,638
  2002 .....................      43,203,815
  2003 .....................       9,976,446
  2004 .....................       3,326,379
  2005 and thereafter ......       2,023,383
                                ------------
                                  $220,181,661

                                ============

Interest expense on deposits is summarized as follows:

                                           2000            1999           1998
                                      ------------------------------------------

Now accounts ...................      $3,112,960       2,450,116       2,419,106
Savings and money market .......       5,030,644       4,430,422       4,190,079
Time, $100,000 and over ........       3,823,665       3,686,835       3,302,729
Other time .....................       8,970,461       8,326,574       8,781,458
                                      ==========================================

(7) FHLB Advances

Advances from FHLB at December 31, 2000 and 1999 were as follows:

                                   2000                        1999
                         --------------------------   --------------------------
                                       Weighted-                     Weighted-
                                        Average                       Average
                           Amount     Interest Rate      Amount    Interest Rate
                        --------------------------------------------------------
Advance maturity:
    Within one year:
      Variable          $ 8,000,000       6.55%       $ 3,000,000      5.94%
      Fixed               8,000,000       6.63%                --
                        -----------       =====       -----------      =====
                        $16,000,000                   $ 3,000,000
                        ===========                   ===========

The Company has agreed to maintain unencumbered additional security in the form of certain residential mortgage loans aggregating no less than 130% and 125% of outstanding advances, respectively.

(8) Employee Benefit Plans

The Company has a stock purchase plan for key employees of the Company and its subsidiaries. The employees eligible to purchase the stock and the price per share, as determined annually by an independent appraiser, are approved by the Board of Directors of the Company. At a December 31, 2000 and 1999, 14,000 and 14,000 shares, respectively, were unissued and reserved for the plan. The 2000 and 1999 purchase price was $57.00 and $52.00 per share, respectively.

The Company has a qualified 401(k) profit-sharing plan that covers substantially all employees. The Company matches employee contributions up to a maximum of 2% of qualified compensation. In addition, contributions can be made on a discretionary basis by the Company on behalf of the employees. For the years ended December 31, 2000, 1999 and 1998 Company contributions to the plan were approximately $188,000, $246,000 and $236,000, respectively.

The Company has a qualified money purchase pension plan that covers substantially all employees. The Company contributes an amount equal to 5% of the participating employee's compensation. For the years ended December 31, 2000, 1999 and 1998, Company contributions to the plan were approximately $188,800, $184,700 and $184,000, respectively.

(9) Income Taxes

The components of income tax expense for the year ended December 31, 2000, 1999 and 1998 are as follows:


                                                2000                                       1999
                            -----------------------------------------    --------------------------------------
                               Current        Deferred        Total        Current       Deferred      Total
                            -----------------------------------------------------------------------------------
Federal .................   $ 3,121,724       (118,000)     3,003,724     3,687,264        11,314     3,698,578
State ...................       611,227        (19,000)       592,227       728,952         1,186       730,138
                            -----------------------------------------------------------------------------------
                            $ 3,732,951       (137,000)     3,595,951     4,416,216        12,500     4,428,716
                            ===================================================================================

                                                1998

                            -----------------------------------------
                              Current         Deferred       Total
                            -----------------------------------------

Federal .................   $ 3,496,912         87,385      3,584,297
State ...................       631,027         63,625        694,652
                            -----------------------------------------
                            $ 4,127,939        151,010      4,278,949
                            =========================================

Total income tax expense  differed from the amounts  computed by applying the U.
S. federal income tax rate of 34% to income before income taxes is a result of the following for the years ended December 31, 2000, 1999 and 1998:

                                          2000           1999           1998
                                      ------------------------------------------

Computed "expected" tax expense ...   $ 4,323,036      5,016,992      4,727,694
Tax exempt interest and dividends .    (1,180,343)      (917,000)      (888,000)
State taxes and other .............       453,258        328,724        439,255
                                      ------------------------------------------
                                      $ 3,595,951      4,428,716      4,278,949
                                      ==========================================

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred liabilities at December 31, 2000 and 1999 are as follows:

                                                          2000           1999
                                                      --------------------------

Deferred tax assets:
    Allowance for loan losses .....................   $ 1,495,379      1,366,376
    Unrealized loss on securities .................            --      1,191,120
    Other .........................................        18,632         11,156
                                                      --------------------------
             Total deferred tax assets ............     1,514,011      2,568,652
                                                      --------------------------

Deferred tax liabilities:
    Unrealized gain on securities .................     1,541,750             --
    Other .........................................       130,711        131,232
                                                      --------------------------
             Total deferred tax liabilities .......     1,672,461        131,232
                                                      --------------------------

             Net deferred tax (liability) asset ...   $  (158,450)     2,437,420
                                                      ==========================

At December 31, 2000 and 1999, income taxes currently payable (receivable) of approximately $22,000 and $(29,000), respectively, are included in accrued interest and other liabilities.

(10) Commitments and Contingencies

The Company is party to financial instruments with off-balance-sheet risk in the normal course of business. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as they do for on-balance-sheet instruments. A summary of the Company's commitments at December 31, 2000 and 1999 is as follows:

                                                      2000               1999
                                                  ------------------------------

Commitments to extend credit .............        $49,540,000         53,506,000
Standby letters of credit ................          3,448,000            555,000
                                                  ------------------------------

                                                  $52,988,000         54,061,000
                                                  ==============================

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the Company's financial statements.

(11) Regulatory Matters

The Company and its subsidiary banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possible additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and each subsidiary bank to maintain minimum amounts and rations (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2000, that the Company and each subsidiary bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2000, the most recent notification from the federal banking regulators categorized the subsidiary banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized the banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. Management believes there are no conditions or events since that notification that have changed the institution's category.

The Bank's actual capital amounts and ratios are also presented in the table.


                                                                                 To Be Well
                                                              For capital     Capitalized Under

                                                                Adequacy      Prompt Corrective
                                                 Actual         Purposes      Action Provisions
                                             --------------  --------------   -----------------
          As of December 31, 2000            Amount   Ratio  Amount   Ratio   Amount     Ratio
-----------------------------------------------------------------------------------------------
Total capital (to risk-weighted assets):
    Consolidated ........................   $88,699   21.4%  $33,101   8.0%       N/A
    Boone Bank & Trust ..................    10,246   14.4     5,673   8.0    $ 7,091     10.0%
    First National Bank .................    34,587   15.0    18,430   8.0     23,038     10.0
    Randall-Story State Bank ............     7,087   17.5     3,239   8.0      4,049     10.0
    State Bank & Trust ..................    10,146   15.2     5,327   8.0      6,658     10.0
                                            ===================================================

Tier 1 capital (to risk-weighted assets):

    Consolidated ........................   $83,525   20.2%  $16,550   4.0%       N/A
    Boone Bank & Trust ..................     9,360   13.2     2,836   4.0    $ 4,255      6.0%
    First National Bank .................    31,707   13.8     9,215   4.0     13,823      6.0
    Randall-Story State Bank ............     6,580   16.2     1,620   4.0      2,430      6.0
    State Bank & Trust ..................     9,310   14.0     2,663   4.0      3,995      6.0
                                            ===================================================

Tier 1 capital (to average assets):

    Consolidated ........................   $83,525   13.4%  $18,739   3.0%       N/A
    Boone Bank & Trust ..................     9,360    9.4     2,975   3.0    $ 4,959      5.0%
    First National Bank .................    31,707    9.3    10,187   3.0     16,978      5.0
    Randall-Story State Bank ............     6,580   10.9     1,809   3.0      3,015      5.0
    State Bank & Trust ..................     9,310    9.4     2,970   3.0      4,950      5.0
                                            ===================================================

(12) Fair Value of Financial Instruments

The estimated fair values of the Company's financial instruments (as described in note 1) were as follows:


                                                          December 31, 2000               December 31, 1999
                                                       ---------------------------    --------------------------
                                                         Carrying         Fair         Carrying         Fair
                                                          Amount          Value         Amount          Value
                                                       ---------------------------------------------------------
Financial assets:
    Cash and due from banks ........................   $ 28,775,032     28,775,032     26,142,396     26,142,396
    Federal funds sold .............................        245,000        245,000         85,000         85,000
    Interest-bearing deposits ......................        348,174        348,174        726,396        726,396
    Securities available-for-sale ..................    232,706,157    232,706,157    254,163,739    254,163,739
    Loans, net .....................................    344,014,727    336,670,000    309,652,112    308,262,000
    Accrued income receivable ......................      7,020,614      7,020,614      6,615,264      6,615,264
Financial liabilities:
    Deposits .......................................    493,428,855    493,428,855    484,619,707    484,619,707
    FHLB Advances ..................................     16,000,000     16,000,000      3,000,000      3,000,000
    Other borrowings ...............................     19,007,419     19,007,419     37,285,312     37,285,312
    Accrued interest and other .....................      3,363,665      3,363,665      3,718,181      3,718,181
                                                       =========================================================

                                                         Notional      Unrealized        Notional     Unrealized
                                                          Amount       Gain (Loss)        Amount     Gain (Loss)
                                                       ---------------------------------------------------------

Off-balance sheet items:
    Commitments to extend credit ...................   $ 49,540,000             --     53,506,000             --
    Standby letters of credit ......................      3,448,000             --        555,000             --
                                                       ==========================================================

(13) Parent Company Only Financial Statements

Information relative to the Parent Company's balance sheets at December 31, 2000 and 1999, and statements of income and cash flows for each of the years in the three-year period ended December 31, 2000 is as follows:

                                 Balance Sheets

                           December 31, 2000 and 1999


                                                                         2000            1999
                                                                     ----------------------------
        Assets

Cash and due from banks ..........................................   $      1,826    $      3,959
Interest bearing deposits in banks ...............................      1,149,364         876,396
Securities available-for-sale ....................................     25,750,486      21,868,780
Investment in bank subsidiaries ..................................     56,947,590      52,701,006
Loans receivable, net ............................................      2,659,071       1,406,773
Bank premises and equipment, net .................................        490,688         519,871
Accrued income receivable ........................................      1,641,070       1,601,701
Other assets .....................................................        333,711           8,132
                                                                     ----------------------------
                                                                     $ 88,973,806      78,986,618
                                                                     ============================

    Liabilities and Stockholders' Equity

Dividends payable ................................................   $  1,248,917       1,185,051
Deferred taxes ...................................................      1,545,640         881,856
Accrued interest and other liabilities ...........................          1,788         847,002
                                                                     ----------------------------
                                                                        2,796,345       2,913,909
                                                                     ----------------------------
Stockholders' Equity:
    Common stock, $5 par value; authorized 6,000,000 shares;
      issued 3,153,230 shares at December 31, 2000 and 1999 ......     15,766,150      15,766,150
    Treasury stock, at cost; 30,937 and 53,868 shares at
      December 31, 2000 and 1999, respectively ...................     (1,677,605)     (2,824,155)
    Surplus ......................................................     25,428,994      25,307,051
    Retained earnings ............................................     44,036,378      39,849,354
    Accumulated other comprehensive income (loss) - net unrealized
      gain (loss) on securities available-for-sale ...............      2,623,544      (2,025,691)
                                                                     ----------------------------
             Total stockholders' equity ..........................     86,177,461      76,072,709
                                                                     ----------------------------
                                                                     $ 88,973,806      78,986,618
                                                                     ============================

                              Statements of Income

                  Years ended December 31, 2000, 1999 and 1998

                                                    2000          1999          1998
                                                ---------------------------------------
Operating income:
    Equity in net income of bank subsidiaries   $ 7,855,578   $ 8,860,252   $ 8,327,043
    Interest ................................       808,091       625,736       571,022
    Dividends ...............................       794,389       711,934       613,087
    Rents ...................................       225,866       185,855       204,580
    Security gains, net .....................       741,456     1,206,011     1,067,275
    Other ...................................            --            --            99
                                                ---------------------------------------
                                                 10,425,380    11,589,788    10,783,106
                                                ---------------------------------------
Operating expenses:
    Interest ................................            --            --        16,678
    Occupancy expense .......................       178,191       164,069       135,852
    Other ...................................       713,327       458,577       454,544
                                                ---------------------------------------
                                                    891,518       622,646       607,074
                                                ---------------------------------------
             Income before income taxes .....     9,533,862    10,967,142    10,176,032
Income tax expense ..........................       415,000       640,000       550,000
                                                ---------------------------------------
             Net income .....................   $ 9,118,862    10,327,142     9,626,032
                                                =======================================

                             Statement of Cash Flows

                  Years ended December 31, 2000, 1999 and 1998

                                                                                  2000           1999           1998
                                                                              -----------------------------------------
Cash flows from operating activities:
    Net income ............................................................   $ 9,118,862    $10,327,142    $ 9,626,032
    Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation ........................................................        65,247         55,931         35,083
      Amortization and accretion, net .....................................       (13,497)        (8,410)        (1,566)
      Provision for deferred taxes ........................................          --            3,300       (192,324)
      Gains on sales of securities available-for-sale .....................      (741,456)    (1,206,011)    (1,067,275)
      Undistributed net income of bank subsidiaries .......................      (727,578)    (1,976,254)    (1,515,750)
      Increase in accrued income receivable ...............................       (39,369)       (72,418)       (76,575)
      (Increase) decrease in other assets .................................      (325,579)       803,779       (806,911)
      (Decrease) increase in accrued interest payable and other liabilities      (845,213)       756,969        (62,986)
                                                                              -----------------------------------------
            Net cash provided by operating activities .....................     6,491,417      8,684,028      5,937,728
                                                                              -----------------------------------------

Cash flows from investing activities:

    Purchase of securities available-for-sale .............................    (6,882,724)    (6,959,270)    (5,774,955)
    Proceeds from sale of securities available-for-sale ...................     4,949,983      2,107,310      4,593,666
    Proceeds from maturities of securities available-for-sale .............       600,000      1,995,537      1,400,000
    Net (increase) decrease in interest bearing deposits in banks .........      (272,968)       679,102        (52,659)
    Net increase in loans .................................................    (1,252,298)      (839,255)      (200,291)
    Purchase of bank premises and equipment ...............................       (36,064)       (98,754)       (26,535)
                                                                              -----------------------------------------
            Net cash used in investing activities .........................    (2,894,071)    (3,115,330)       (60,774)
                                                                              -----------------------------------------
Cash flows from financing activities:

    Decrease in notes payable .............................................            --             --       (150,000)
    Dividends paid ........................................................    (4,867,972)    (4,585,605)    (4,192,668)
    Treasury stock sold ...................................................            --     (1,438,305)    (1,818,651)
    Proceeds from issuance of common stock and treasury stock .............     1,268,493        455,508        269,930
                                                                              -----------------------------------------
            Net cash used in financing activities .........................    (3,599,479)    (5,568,402)    (5,891,389)
                                                                              -----------------------------------------

            Net increase (decrease) in cash and cash equivalents ..........        (2,133)           296        (14,435)

Cash and cash equivalents at beginning of year ............................         3,959          3,663         18,098
                                                                              -----------------------------------------
Cash and cash equivalents at end of year ..................................   $     1,826    $     3,959    $     3,663
                                                                              =========================================

                                                                     Schedule 1

                   AMES NATIONAL CORPORATION AND SUBSIDIARIES

               Consolidating Schedule - Balance Sheet Information

                                December 31, 2000


                                                                     First                     State
                                      Ames National  Boone Bank     National  Randall-Story   Bank and     Elimina-
                      Assets           Corporation    and Trust      Bank      State Bank     Trust Co.      tions      Consolidated
                                      ----------------------------------------------------------------------------------------------
Cash and due from banks ............   $      1,826   1,408,969    26,128,284   1,242,680     2,554,971   2,561,698(1)   28,775,032
Federal funds sold .................             --   3,050,000     3,000,000   1,245,000            --   7,050,000(1)      245,000
Interest bearing deposits in
  financial institutions  ..........      1,149,364          --       150,000          --            --     951,190         348,174
Securities available-for-sale ......     25,750,486  32,683,946   116,880,696  19,474,346    37,916,683          --     232,706,157
Loans receivable, net ..............      2,659,071  60,086,527   190,409,768  37,002,819    53,856,542          --     344,014,727
Bank premises and equipment, net ...        490,688     844,496     2,244,857     370,427     1,265,833          --       5,216,301
Accrued income receivable ..........      1,641,070   1,298,814     2,876,857     931,573     1,679,300   1,407,000(1)    7,020,614
Investment in bank subsidiaries ....     56,947,590          --            --          --            --  56,947,590(2)           --
Other assets .......................        333,711     494,782       173,786      45,146        11,337          --       1,058,762
                                       ---------------------------------------------------------------------------------------------
                                       $ 88,973,806  99,867,534   341,864,248  60,311,991    97,284,666  68,917,478     619,384,767
                                       =============================================================================================

       Liabilities and Stockholders'
         Equity
Liabilities:
   Deposits:
    Demand .........................   $         --   4,691,651    40,093,116   4,415,806     7,958,491  2,561,698(1)    54,597,366
    NOW accounts ...................             --  19,486,024    51,711,028   7,224,612    17,906,600         --       96,328,264
    Savings and money market .......             --  11,616,647    92,627,735   7,696,083    11,332,289    951,190 (1)  122,321,564
    Time, $100,000 and over ........             --  13,855,966    30,173,570   6,284,957    13,580,056         --       63,894,549
    Other time .....................             --  26,337,004    79,604,411  26,245,367    24,100,330         --      156,287,112
                                       ---------------------------------------------------------------------------------------------
         Total deposits ............             --  75,987,292   294,209,860  51,866,825    74,877,766  3,512,888      493,428,855

   FHLB advances ...................             --   8,000,000            --          --     8,000,000         --       16,000,000
   Federal funds purchased and
    securities sold under agreements
    to repurchase ..................             --   6,202,931    14,323,862   1,200,080     4,330,546  7,050,000(1)    19,007,419
   Dividends payable ...............      1,248,917          --     1,152,000          --       255,000  1,407,000(1)     1,248,917
   Deferred taxes ..................      1,545,640    (287,525)     (962,482)    (15,496)     (121,687)        --          158,450
   Accrued interest and other
    liabilities ....................          1,788     686,541     1,500,765     557,291       617,280         --        3,363,665
                                       ---------------------------------------------------------------------------------------------
                                          2,796,345  90,589,239   310,224,005  53,608,700    87,958,905  11,969,888     533,207,306
                                       ---------------------------------------------------------------------------------------------

Stockholders' Equity:
   Common stock ....................     14,088,545   1,500,000     3,600,000     400,000     1,000,000   6,500,000(2)   14,088,545
   Surplus .........................     25,428,994   3,500,000    11,400,000   2,100,000     4,000,000  21,000,000(2)   25,428,994
   Retained earnings ...............     44,036,378   4,388,162    16,707,470   4,079,734     4,309,904  29,485,270(2)   44,036,378
   Accumulated other comprehensive
    income (loss) ..................      2,623,544    (109,867)      (67,227)    123,557        15,857     (37,680)(2)   2,623,544
                                       ---------------------------------------------------------------------------------------------
                                         86,177,461   9,278,295    31,640,243   6,703,291     9,325,761  56,947,590      86,177,461
                                       ---------------------------------------------------------------------------------------------
                                       $ 88,973,806  99,867,534   341,864,248  60,311,991    97,284,666  68,917,478     619,384,767
                                       =============================================================================================

                                                                      Schedule 2

                   AMES NATIONAL CORPORATION AND SUBSIDIARIES

            Consolidating Schedule - Statement of Income Information

                          Year ended December 31, 2000


                                                                     First      Randall-
                                       Ames National   Boone Bank   National     Story    State Bank and
                                        Corporation    and Trust     Bank      State Bank    Trust Co.   Eliminations  Consolidated
                                       ---------------------------------------------------------------------------------------------
Interest and dividend income:
   Loans ............................   $   165,164    5,032,202   15,718,328    2,984,115   4,406,319         --        28,306,128
   Securities .......................       642,927    2,181,822    8,075,414    1,096,562   2,337,736       20,710      14,313,751
   Federal funds sold ...............          --         17,872      320,190       88,496     108,039      157,746         376,851
   Dividends ........................       794,389       24,918      152,400       11,383      37,732         --         1,020,822
                                        --------------------------------------------------------------------------------------------
                                          1,602,480    7,256,814   24,266,332    4,180,556   6,889,826      178,456      44,017,552
                                       --------------------------------------------------------------------------------------------
Interest expense:
   Deposits .........................            --    3,333,971   11,667,620    2,308,341   3,686,127       58,329 (3)   20,937,730
   Other borrowed funds .............           669      858,322    2,104,169       34,346     445,545      120,127 (3)   3,322,924
                                        --------------------------------------------------------------------------------------------
                                                669    4,192,293   13,771,789    2,342,687   4,131,672      178,456      24,260,654
                                        --------------------------------------------------------------------------------------------
       Net interest income ..........     1,601,811    3,064,521   10,494,543    1,837,869   2,758,154           --      19,756,898
Provision for loan losses ...........            --       70,687      341,052       38,700       9,610           --         460,049
                                        --------------------------------------------------------------------------------------------
         Net interest income after
         provision for loan losses ..     1,601,811    2,993,834   10,153,491    1,799,169   2,748,544           --      19,296,849
                                        --------------------------------------------------------------------------------------------
Noninterest income:
   Trust department income ..........            --       47,046      819,095           --      13,545           --         879,686
   Service fees .....................            --      234,646    1,072,946      137,861     231,238      222,163 (4)   1,454,528
   Securities gains (losses), net ...       741,456       (3,476)     (33,114)       1,083       9,980           --         715,929
   Equity in net income of bank
     subsidiaries ...................     7,855,578           --           --           --          --    7,855,578 (1)          --
   Other ............................            --      287,235      606,044       53,311     135,862        2,631 (2)   1,079,821
                                        --------------------------------------------------------------------------------------------
       Total noninterest income .....     8,597,034      565,451    2,464,971      192,255     390,625    8,080,372       4,129,964
                                        --------------------------------------------------------------------------------------------
Noninterest expense:
   Salaries and employee benefits ...       569,650    1,010,565    3,164,628      620,488     982,026                    6,347,357
   Occupancy expenses ...............       (47,675)     145,026      404,081       79,249     127,507                      708,188
   Data processing ..................          --        401,823      917,330      193,437     267,448      222,163 (4)   1,557,875
   Other operating expenses .........       143,008      387,960    1,102,348      162,374     305,521        2,631 (2)   2,098,580
                                        --------------------------------------------------------------------------------------------
       Total noninterest expense ....       664,983    1,945,374    5,588,387    1,055,548   1,682,502      224,794      10,712,000
                                        --------------------------------------------------------------------------------------------
       Income before income taxes ...     9,533,862    1,613,911    7,030,075      935,876   1,456,667    7,855,578 (1)  12,714,813
Income tax expense ..................       415,000      435,901    2,230,000      192,475     322,575         --         3,595,951
                                        --------------------------------------------------------------------------------------------
   Net income .......................   $ 9,118,862    1,178,010    4,800,075      743,401   1,134,092    7,855,578       9,118,862
                                        ============================================================================================


                                  EXHIBIT INDEX

EXHIBIT
NUMBER                       TITLE
-------   -------------------------------------------------
  3.1     Restated Articles of Incorporation of the Company
  3.2     Bylaws of the Company
  16      Letter Re: Change in Certifying Accountant
  21      Subsidiaries of the Company